Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

among

SPRINGBOK ENERGY FEEDER FUND, LLC, NGP XI MINERAL HOLDINGS, LLC, SPRINGBOK ENERGY FEEDER FUND A, LLC, SPRINGBOK INVESTMENTS, LLC, JASMINE INTERESTS, LLC, KLF RED HEAD OIL AND GAS LLC, FIELDING AND RITA CLAYTOR, SILVER SPUR RESOURCES, LLC, VIRGINIA ALTICK, SPRINGBOK CLASS B VEHICLE, LP,

KIMBELL ROYALTY PARTNERS, LP,

KIMBELL ROYALTY OPERATING, LLC

And, solely for the purposes set forth in Sections 6.20 and 10.12,

SPRINGBOK INVESTMENT MANAGEMENT, LP

Dated as of January 9, 2020

i

4.13	No Cost-Bearing Interests	50
4.14	No Employees or Plans	50
4.15	Bank Accounts	50
4.16	Bankruptcy	50
4.17	Suspense Funds; Pay Status	50

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER PARTIES		51
5.1	Organization of Buyer Parties	51
5.2	Authorization; Enforceability	51
5.3	No Conflict; Consents	52
5.4	Capitalization	52
5.5	No Integration	53
5.6	No Stabilization	53
5.7	Litigation	54
5.8	Financial Statements	54
5.9	Independent Registered Public Accounting Firm	55
5.10	Controls and Procedures; Listing	55
5.11	Contracts	55
5.12	Absence of Certain Changes	55
5.13	Taxes	56
5.14	Environmental Matters	56
5.15	Form S-3 Eligibility	57
5.16	Brokers’ Fees	57
5.17	Distribution Restrictions	57
5.18	Securities Law Compliance	58
5.19	Exemptions from Securities Laws	58
5.20	Sarbanes-Oxley	58
5.21	Investment Company Status	58
5.22	BUYER PARTIES’ INDEPENDENT INVESTIGATION; DISCLAIMER	58
5.23	Financial Ability	60

ARTICLE 6 COVENANTS		60
6.1	Conduct of Each Seller’s Business	60
6.2	Conduct of Buyer Parties’ Business	62
6.3	Sale of SSR Interests	64
6.4	Access; Confidentiality	64
6.5	Books and Records	65
6.6	Insurance	65
6.7	Further Assurances	65
6.8	Publicity	66
6.9	Fees and Expenses; Transfer Taxes	66
6.10	Taxes	66
6.11	Confidentiality	69
6.12	Notices to Escrow Agent and Transfer Agent	69
6.13	[Reserved.]	70

6.14	Affiliate Contracts	70
6.15	Financing; Assistance with Financial Statements and Other Matters	70
6.16	No Shop	72
6.17	Lock-Up	73
6.18	Additional Listing Application	73
6.19	Delivery of Financial Statements	73
6.20	Transition Services Agreement	74
6.21	Schedule Supplements	74
6.22	Certificate Legend Removal	74

ARTICLE 7 CONDITIONS TO THE CLOSING		74
7.1	Conditions to Obligations of Buyer Parties to the Closing	74
7.2	Conditions to the Obligations of Sellers to the Closing	76

ARTICLE 8 TERMINATION		77
8.1	Termination	77
8.2	Effect of Termination	78
8.3	Remedies for Termination	78

ARTICLE 9 INDEMNIFICATION		80
9.1	Survival of Representations, Warranties and Covenants	80
9.2	Indemnification in Favor of Buyer Parties	80
9.3	Indemnification Obligations of Buyer Parties	81
9.4	Indemnification Procedure	82
9.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	83
9.6	Limits of Liability	84
9.7	Sole and Exclusive Remedy	85
9.8	Compliance with Express Negligence Rule	86
9.9	Insurance Proceeds	86
9.10	Tax Treatment of Indemnity Payments	86
9.11	Damages Waiver	86

ARTICLE 10 OTHER PROVISIONS		86
10.1	Notices	86
10.2	Assignment	88
10.3	Rights of Third Parties	88
10.4	Counterparts	88
10.5	Entire Agreement	88
10.6	Disclosure Schedules	88
10.7	Amendments	89
10.8	Severability	89
10.9	Specific Performance	89
10.10	Governing Law; Jurisdiction	90
10.11	No Recourse	90
10.12	Certain Sellers Representative	91
10.13	No Joint Obligations	92

10.14	Legal Representation	93

List of Exhibits:

Exhibit A-1	Sellers; Unadjusted Purchase Price
Exhibit A-2	Properties
Exhibit A-3	Wells
Exhibit B	[Reserved.]
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Buyer Officer’s Certificate
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Transition Services Agreement

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of January 9, 2020 (the “Execution Date”), is among Springbok Energy Feeder Fund, LLC, a Delaware limited liability company (“SEFF”), NGP XI Mineral Holdings, LLC, a Delaware limited liability company (“NGP”), Springbok Energy Feeder Fund A, LLC, a Delaware limited liability company (“SEFFA”), Springbok Investments, LLC, a Delaware limited liability company (“SI”), Jasmine Interests, LLC, a Texas limited liability company (“JI”), KLF Red Head Oil and Gas LLC, an Oklahoma limited liability company (“KLF”), Fielding and Rita Claytor, each a resident of the State of Texas (“FRC”), Silver Spur Resources, LLC, a Texas limited liability company (“SSR”), Virginia Altick, a resident of the State of Texas (“VA”), Springbok Class B Vehicle, LP, a Delaware limited partnership (“SCBV”) (each of the foregoing, a “Seller,” and collectively, the “Sellers”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with KRP, “Buyer Parties”), and, solely for the purposes set forth in Sections 6.20 and 10.12, Springbok Investment Management, LP, a Delaware limited partnership (“SIM”). Sellers and Buyer Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers together own all of the issued and outstanding membership interests (the “Acquired Interests”) of Springbok Energy Partners, LLC, a Delaware limited liability company (the “Acquired Company”); and

WHEREAS, Buyer Parties desire to acquire from Sellers, and Sellers desire to sell to Buyer Parties, on and subject to the terms and conditions of this Agreement, the Acquired Interests of the Acquired Company, through the purchase directly from each Seller of such Seller’s respective Acquired Interests in exchange for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1          Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Company” is defined in the recitals of this Agreement.

“Acquired Interests” is defined in the recitals of this Agreement.

“Additional Listing Application” is defined in Section 6.18.

“Adjusted Cash Purchase Price” is defined in Section 2.2(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding anything to the contrary contained herein, other than for purposes of Section 10.11, (a) NGP Energy Capital Management, L.L.C., a Texas limited liability company, (b) any fund, investment account or other investment vehicle managed, advised or sponsored by the Person described in the foregoing clause (a) or any of its Affiliates and (c) the respective Affiliates of the Persons described in the foregoing clauses (a) and (b), shall not be deemed to be Affiliates of Sellers for any purpose of this Agreement.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property or Well, the portion of the Unadjusted Purchase Price attributable to such Well as set forth on Exhibit A-3 or such Property as set forth on Exhibit A-2.

“Allocation” is defined in Section 2.10(a).

“Assessment” is defined in Section 6.4(a).

“Asset Taxes” means production, severance, sales, use, occupation, ad valorem, property, excise, real estate, state withholding, personal property or similar Taxes based upon the acquisition, operation or ownership of the Company Oil and Gas Properties, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assignment Agreement” is defined in Section 2.6(a)(i).

“Audited Financial Statements” is defined in Section 4.5(a).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer Assets” means the assets, rights and interests owned by Buyer Parties and each of their subsidiaries, but excluding the Company Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated (a) prior to the Indemnity Escrow First Release Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the Indemnity Escrow First Release Date and prior to the Indemnity Escrow Second Release Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten percent (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Seller Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which any Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Buyer Confidentiality Agreement” means that certain confidentiality agreement, dated as of September 4, 2019, by and among the Acquired Company, Springbok Energy Partners II, LLC and Kimbell Royalty Group, LLC.

“Buyer Entitlements” is defined in Section 2.11(a).

“Buyer Fundamental Representations” means the representations and warranties of Buyer Parties set forth in Sections 5.1, 5.2, 5.4, 5.13 and 5.16.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer Losses” is defined in Section 9.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer Parties, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer Parties and their subsidiaries taken as a whole or (ii) the performance of Buyer Parties’ obligations and covenants hereunder that are to be performed at the Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer Parties and their subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer Parties and their subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Sellers or with the written consent of Sellers, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 5.3); (g) any failure to meet KRP or Third Party guidance, projections or forecasts or revenue, earnings or reserve predictions (provided that this clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet guidance, projections or forecasts or revenue, earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer Parties and their subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer Parties and their subsidiaries relative to other participants in the industries in which Buyer Parties and their subsidiaries participate.

“Buyer Obligations” is defined in Section 2.11(a).

“Buyer Parties” is defined in the preamble to this Agreement.

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement.

“Buyer’s Auditor” is defined in Section 6.15(a).

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Acquired Company in bank accounts, segregated accounts, lock boxes or otherwise in the possession of the Acquired Company as of 12:01 a.m. Central Time on such date, including any deposits with financial institutions.

“Cash Purchase Price Adjustment” is defined in Section 2.2(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Class B Units” means Class B Units representing limited partner interests in KRP.

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Statement” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 5.8.

“Common Units” means common units representing limited partner interests in KRP, for the avoidance of doubt, excluding Class B Units.

“Company Assets” means the assets, rights and interests owned by the Acquired Company, including the Company Oil and Gas Properties and the Records, but excluding the Excluded Assets.

“Company Indebtedness” means all (a) outstanding Indebtedness for Borrowed Money of the Acquired Company and (b) the Dollar value of any Liens that have been placed on the Company Assets in respect of outstanding Indebtedness for Borrowed Money of any Affiliate of the Acquired Company, in each case contemporaneously with the Closing.

“Company Material Adverse Effect” means, with respect to the Acquired Company, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (a) the business, operations, results of operations or financial condition of the Acquired Company or (b) the performance of any Seller’s obligations and covenants hereunder that are to be performed at the Closing, but, solely with respect to clause (a) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general conditions in the industries or markets in which the Acquired Company operates, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (ii) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (iv) effects of weather, meteorological events, natural disasters or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (v) changes in Law or GAAP, or the interpretation thereof; (vi) the entry into or announcement of this Agreement, the identity of Buyer Parties as purchasers of the Acquired Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer Parties or with the written consent of Buyer Parties, or the consummation of the transactions contemplated hereby (provided that this clause (vi) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Sections 3.3 and 4.2); (vii) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that this clause (vii) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Company Material Adverse Effect); (viii) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Company Assets; or (ix) natural declines in Well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (iii), (iv) or (v) above materially and disproportionately affects the Acquired Company relative to other participants in the industries in which the Acquired Company participates.

“Company Oil and Gas Properties” means all of the Acquired Company’s right, title and interest in, to and under, or derived from, any Oil and Gas Properties, which shall be deemed to include all of SSR’s right, title and interest in, to and under, or derived from, the Oil and Gas Properties listed on Schedule 6.3, to the same extent as if the Acquired Company had been vested with SSR’s right, title and interest in such Oil and Gas Properties from the Effective Time to the time that the contribution, transfer, assignment and conveyance to the Acquired Company contemplated under Section 6.3 is consummated.

“Confidentiality Agreements” means, collectively, (i) that certain confidentiality agreement, dated as of December 5, 2019, by and among KRP, the Acquired Company and Springbok Energy Partners II, LLC and (ii) the Buyer Confidentiality Agreement.

“Consents” is defined in Section 2.5(b)(i).

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Contract Legend” means the following restrictive legend to be placed on the Indemnity Units.

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTIONS 2.6 AND 2.8 OF THE PURCHASE AND SALE AGREEMENT DATED AS OF JANUARY 9, 2020, AS AMENDED FROM TIME TO TIME, BY AND AMONG KIMBELL ROYALTY PARTNERS, LP, KIMBELL ROYALTY OPERATING, LLC AND THE OTHER PARTIES THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Curable Property” is defined in Section 2.5(d)(i)(B).

“Cure Election Notice Deadline” is defined in Section 2.5(d)(i)(B).

“Cure Period” is defined in Section 2.5(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Oil and Gas Properties, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Defensible Title” means such right, title and interest of the Acquired Company in and to the applicable Company Oil and Gas Properties (as to the Target Formation(s) thereof) that is of record or title evidenced by (i) legally enforceable unrecorded instruments or (ii) any Contract or Lease listed on Schedule 1.1 that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit A-3, entitles the Acquired Company to receive not less than the Net Revenue Interest for such Well shown on Exhibit A-3 from the applicable Target Formation(s), whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement;

(b) with respect to each Property shown on Exhibit A-2, entitles the Acquired Company to ownership of not less than the Net Royalty Acres for such Company Oil and Gas Property shown on Exhibit A-2 (solely as to the applicable Target Formation(s) thereof), except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement; and

(c) is free of Liens.

“Deposit” is defined in Section 2.8(a).

“Disclosure Schedules” means the disclosure schedules of Buyer Parties and Sellers attached hereto.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” and “$” mean the lawful currency of the United States.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” means 12:01 a.m. Central Time on October 1, 2019.

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Equity Financing” means a completed underwritten public offering of Common Units by KRP resulting in net proceeds received by KRP of not less than sixty-five million Dollars ($65,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement to hold the Deposit and the Title Defect Escrow Amount.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the Execution Date, by and among Buyer Parties, SIM, NGP and the Escrow Agent to hold the Deposit and the Title Defect Escrow Amount.

“Exchange Accommodation Titleholder” is defined in Section 6.10(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the Excluded Records.

“Excluded Records” is defined in the definition of “Records.”

“Execution Date” is defined in the preamble to this Agreement.

“Final Closing Statement” is defined in Section 2.9(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer Parties or Sellers (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.9 or (c) a closing agreement binding in respect of the claim has been executed by Buyer Parties, on behalf of the Buyer Indemnified Parties, and Sellers, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.9(a).

“Fraud” means a Final Determination that a Party or its Affiliates have committed actual, and not constructive, fraud against the other Party with respect to its representations and warranties contained in Article 3, Article 4 or Article 5, as applicable, or any certificate delivered by a Party pursuant to Section 2.6(a)(iii) or 2.6(b)(iii) with the specific intent to deceive and mislead such other Party.

“G&A Fee” means an amount equal to $44,746.94 per month, prorated for each day of the applicable month.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory (including the New York Stock Exchange) or administrative agency or arbitral body.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, be related to or to reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated), but excluding Asset Taxes and Transfer Taxes.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Deductible” means an amount equal to one percent (1%) of the Unadjusted Purchase Price.

“Indemnity Escrow Accounts” means, with respect to the Indemnity Units, the escrow accounts created with the Transfer Agent in the name of each applicable Seller, which shall include the label “Indemnity Units” in the title of such account and shall hold the Indemnity Units of each applicable Seller.

“Indemnity Escrow Balance” means the Indemnity Units held by the Transfer Agent.

“Indemnity Escrow First Release Date” is defined in Section 9.5(c)(i).

“Indemnity Escrow Second Release Date” is defined in Section 9.5(c)(ii).

“Indemnity Units” means a number of Common Units equal to ten percent (10%) of the Unadjusted Purchase Price.

“Independent Accountant” is defined in Section 2.9(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.9(b).

“Interim Period” means the period from and including the Effective Time and ending on 12:01 a.m. Central Time on the Closing Date.

“IRS” means Internal Revenue Service of the United States.

“Joint Instruction Letter” is defined in Section 2.8(e).

“Knowledge” means (a) as to Sellers, the actual knowledge of Ryan Watts, Tray Black, Brian Sellers, Brett Braun, Fielding Claytor and Michael Heldoorn and (b) as to Buyer Parties, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor and Matt Daly, in each case, without any requirement of investigation or inquiry.

“KRP” is defined in the preamble to this Agreement.

“KRP Credit Agreement” is defined in Section 5.17.

“KRP Financial Statements” is defined in Section 5.8(a).

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Lease” is defined in Section 6.1(b)(xiii).

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Lock-Up Period” is defined in Section 6.17.

“Losses” is defined in Section 9.2(b).

“Net Mineral Acres” means, for each Company Oil and Gas Property (as to the Target Formation(s) thereof), (a) other than with respect to an overriding royalty interest, (i) the number of gross surface acres covered by such Company Oil and Gas Property, multiplied by (ii) the Acquired Company’s undivided interest in and to the Hydrocarbons in, under and which may be produced from such Company Oil and Gas Property and (b) with respect to an overriding royalty interest, (i) the number of gross surface acres of land covered by the Lease for such overriding royalty interest, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such Lease, multiplied by (iii) the aggregate undivided working interest in such Lease owned by the lessee burdened by the applicable overriding royalty interest.

“Net Revenue Interest” means, with respect to any Well (as to the Target Formation(s) thereof), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all applicable Third-Party royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Royalty Acre” means:

(a) for Company Oil and Gas Properties (as to the Target Formation(s) thereof) other than an overriding royalty interest, (i) the number of Net Mineral Acres for such Company Oil and Gas Property, multiplied by (ii) lessor’s royalty percentage under the Lease covering such Company Oil and Gas Property, expressed on an 8/8ths basis to such Lease, divided by (iii) 1/8th; and

(b) for Company Oil and Gas Properties (as to the Target Formation(s) thereof) that are overriding royalty interests, (i) the number of Net Mineral Acres covered by such Lease, multiplied by (ii) the overriding royalty decimal in such Lease expressed on an 8/8ths to the lease tract basis, divided by (iii) 1/8th.

(c) For purposes of the calculation of Net Royalty Acres, in the event any Company Oil and Gas Property, or applicable portion thereof, is unleased as of the Effective Time, such Company Oil and Gas Property (as to the Target Formation(s) thereof) shall be deemed to be subject to a Lease providing for the amount of lessor’s royalty rate shown in the “Royalty” column for such Company Oil and Gas Property on Exhibit A-2.

By way of illustration: (i) if the Acquired Company owns a Company Oil and Gas Property, other than an overriding royalty interest, that contains ten (10) Net Mineral Acres, and (ii) the Acquired Company’s mineral interest in such Company Oil and Gas Property provides for a twenty percent (20%) lessor royalty, then the Acquired Company owns sixteen (16) Net Royalty Acres in such Company Oil and Gas Property (10 x .2 / (1/8th)); and (i) if the Acquired Company owns an overriding royalty interest in a Lease in respect of a Company Oil and Gas Property that covers ten (10) Net Mineral Acres, and (ii) the Acquired Company has a five percent (5%) of 8/8ths overriding royalty therein, then the Acquired Company owns four (4) Net Royalty Acres in respect of such Lease (10 x .05 / (1/8th)).

“Non-Recourse Party” is defined in Section 10.11.

“Notice of Disagreement” is defined in Section 2.9(a).

“Notices” is defined in Section 10.1.

“Oil and Gas Properties” means all fee mineral interests, royalty interests, term royalty interest, mineral classified lease, overriding royalty interest, net profits interests, production payment, non-participating royalty interests, reversionary interest and all other mineral interests (of any kind and however derived), in, to, on, under and which may be produced from the lands described on the applicable subpart of Exhibit A, including the lands on which the Wells are located (each, a “Property” and collectively, the “Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including, without limitation, all of the Acquired Company’s executive rights and other rights and interests associated therewith and incidental thereto.

“OPA90” means the Federal Oil Pollution Act of 1990.

“Opco” is defined in the preamble to this Agreement.

“Opco Common Units” means common units representing limited liability company interests in Opco.

“Operating Expenses” means all operating expenses of the Acquired Company, including those attributable to the Company Assets and capital expenditures incurred by the Acquired Company in the ownership of the Company Assets in the ordinary course of business, including overhead costs of the Acquired Company charged to the Company Assets as reflected in the applicable Audited Financial Statements, but excluding Taxes and any overhead costs intended to be covered by the G&A Fee. For purposes of clarity, “Operating Expenses” shall be deemed to include any amounts paid or incurred under the Deloitte Audit Engagement Letter (as defined in Schedule 4.6(b)) to the extent related to the audit of the financial statements of the Acquired Company.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of KRP, dated as of September 23, 2018.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Pass-Through Tax Return” means any Tax Return of the Acquired Company for any Tax period ending on or before the Closing Date in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to the Sellers (or their direct or indirect owners) under applicable Law.

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to the date of valuation of such Common Units.

“Permitted Encumbrances” means any of the following:

(a)           Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of such Seller or the Acquired Company and for which adequate reserves have been established in accordance with GAAP;

(b)           any Customary Post-Closing Consents;

(c)           any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.5(b);

(d)           all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests and (ii) do not reduce the Acquired Company’s Net Revenue Interest as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(e)           the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce the Acquired Company’s Net Revenue Interest as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(f)            defects based solely on lack of information in a Seller’s or the Acquired Company’s files;

(g)           defects based on a gap in the Acquired Company’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(h)           defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Properties or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(i)            all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(j)            any Lien or encumbrance on or affecting the Company Oil and Gas Properties which is released or discharged by a Seller or the Acquired Company and no longer burdens the Company Oil and Gas Properties at or prior to the Closing;

(k)           defects waived in writing by Buyer Parties or expressly deemed waived by the terms of this Agreement;

(l)            all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Acquired Company’s Net Revenue Interest as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(m)          any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, insofar as such does not, individually or in the aggregate, reduce the Acquired Company’s Net Revenue Interest as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(n)           rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce the Acquired Company’s Net Revenue Interests as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(o)           delay or failure of any Governmental Authority to approve the assignment of any mineral interest to such Seller or any predecessor in title to such Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(p)           lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Acquired Company’s Net Revenue Interests as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(q)           the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(r)            Liens under deeds of trust, mortgages and similar instruments created by, through or under Third Parties to the extent no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has the Acquired Company received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(s)            defects based solely on a lack of a division order covering any Company Oil and Gas Property (including portions of a Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Acquired Company’s Net Revenue Interests as to any Well (as to the Target Formation(s) thereof) below that shown on Exhibit A-3 or reduce the Acquired Company’s Net Royalty Acres as to any Property (as to the Target Formation(s) thereof) below that shown on Exhibit A-2;

(t)            any defect or irregularity resulting from a Seller’s or the Acquired Company’s conduct of business in compliance with this Agreement;

(u)           any matters expressly shown on Exhibit A-2 or Exhibit A-3;

(v)           any matters shown on Schedule 4.4;

(w)          all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Company Assets in any manner; and

(x)           defects solely based on whether (i) any proceeds attributable to the Company Oil and Gas Properties are or would reasonably be expected to be placed in suspense with respect to production of Hydrocarbons from any of the Company Oil and Gas Properties or (ii) any Company Oil and Gas Property is (or is not) in pay status; provided, however, the foregoing shall not limit Buyer Parties’ right to assert a defect affecting any such Company Oil and Gas Property based on underlying ownership or title documentation in accordance with Section 2.5(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferential Rights” is defined in Section 2.5(b)(i).

“Privileged Communications” is defined in Section 10.14.

“Pro Rata Portion” means, with respect to a Seller, a percentage determined by dividing (a) the portion of the Unadjusted Purchase Price allocated to such Seller as set forth on Exhibit A-1 by (b) the aggregate Unadjusted Purchase Price set forth on Exhibit A-1.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property” and “Properties” are defined in the definition of “Oil and Gas Properties.”

“Qualified Intermediary” is defined in Section 6.10(f).

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Acquired Company relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including runsheets showing chains of ownership, mineral ownership reports, abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records and environmental records, in each case, other than (a) privileged communications and any other items that may be subject to a valid legal privilege with the Acquired Company or such Seller (other than title opinions) or to disclosure restrictions (provided, that such Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by the Acquired Company of additional consideration (and Buyer Parties have not agreed in writing to pay such additional consideration), (c) items that relate solely to such Seller’s conduct of the sale process of the Acquired Company (including all bid materials from potential purchasers and such Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Property that is transferred to such Seller or its designated Affiliate in accordance with Section 2.5 and (e) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Acquired Company’s or their Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.6(a)(vi).

“Release Letters” is defined in Section 6.13.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” with respect to a Company Oil and Gas Property, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Company Oil and Gas Property, (b) the transfer being null and void as to such

Company Oil and Gas Property (whether automatically or at the election of the holder thereof), or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“Restrictive Legends” means the Contract Legend and the standard Securities Act legend applied to unregistered Common Units on the books and records of the Transfer Agent.

“SEC Documents” is defined in Section 5.8.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” are defined in the preamble to this Agreement and such terms are subject to the provisions of Section 1.2(h).

“Seller Cap” means, as of any given time of determination, the amount of the Indemnity Escrow Balance then outstanding.

“Seller Due Diligence Information” is defined in Section 5.22(b).

“Seller Entitlements” is defined in Section 2.11(a).

“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.6, 3.7, 4.1, 4.3, 4.7 and 4.11.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Seller Losses” is defined in Section 9.3(b).

“Seller Material Contract” is defined in Section 4.8(a).

“Seller Obligations” is defined in Section 2.11(a).

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Sellers or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

“SEP II SPA” is defined in Section 10.13.

“SEP Seller” and “SEP Sellers” are defined in Section 10.12.

“SIM” is defined in the preamble to this Agreement.

“Special Warranty of Title” is defined in Section 4.11.

“SSR” is defined in the preamble to this Agreement.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Target Formations” means, with respect to any Well or Properties, the applicable geological formation(s) which are set forth, and more particularly described, in Schedule TF.

“Tax Representations” means the representations and warranties set forth in Sections 4.7 and 5.13.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to U.S. Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Texas Code” means the Texas Business Organizations Code.

“Third Party” means any Person other than (a) a Seller or any of its Affiliates or (b) Buyer Parties or any of their Affiliates.

“Third Party Acquisition” is defined in Section 6.16(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means a fact or circumstance that is evidenced of record or evidenced by (a) legally enforceable unrecorded instruments or (b) any Contract or Lease listed on Schedule 1.1 that would be successfully defended if challenged, that operates to increase the Acquired Company’s Net Royalty Acres in any Company Oil and Gas Property (as to the Target Formation(s) thereof) and/or Net Revenue Interest in any Well (as to the Target Formation(s) thereof) above that shown on Exhibit A-2 or Exhibit A-3, as applicable.

“Title Benefit Value” is defined in Section 2.5(e)(i).

“Title Claim Date” is defined in Section 2.5(d)(i)(A).

“Title Consultant” is defined in Section 2.5(d)(ii)(C).

“Title Defect” means any encumbrance, circumstance or other defect, except for the Permitted Encumbrances, that causes the Acquired Company to not have Defensible Title to the Acquired Company’s Company Oil and Gas Property as of the Closing Date.

“Title Defect Deductible” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Escrow Amount” is defined in Section 2.8(d).

“Title Defect Notice” is defined in Section 2.5(d)(i)(A).

“Title Defect Threshold” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Value” is defined in Section 2.5(d)(i)(D).

“Title Dispute” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice Deadline” is defined in Section 2.5(d)(ii)(A).

“Title Suit” is defined in Section 2.5(d)(ii)(C)(3).

“Transaction Documents” means the Registration Rights Agreement, the Transition Services Agreement, the Escrow Agreement, the Assignment Agreement and the other agreements, documents, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC or any successor transfer agent.

“Transfer Taxes” is defined in Section 6.9(b).

“Transition Services Agreement” is defined in Section 2.6(a)(vii).

“Unadjusted Cash Purchase Price” is defined in Section 2.2.

“Unadjusted Purchase Price” is defined in Section 2.2.

“Unaudited Financial Statements” is defined in Section 4.5(b).

“Unit Consideration” is defined in Section 2.2

“United States” means the United States of America.

“VWAP” per Common Unit on any trading day shall mean the per unit volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per unit of Common Units on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Sellers for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the aggregate Unadjusted Purchase Price for all Sellers pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the aggregate Unadjusted Purchase Price for all Sellers.

“Wells” means any and all Hydrocarbon wells described on Exhibit A-3.

“Willkie” is defined in Section 10.14.

1.2          Rules of Construction.

(a)           All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)           The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)           The captions in this Agreement are for convenience only and shall not be considered a part of, or affect the construction or interpretation of, any provision of this Agreement.

(e)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)            The terms “day” and “days” mean and refer to calendar day(s).

(g)           If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(h)           Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that (i) SEFFA does not own any Acquired Interests but instead owns an economic entitlement to proceeds from the sale of the Acquired Interests hereunder pursuant to the terms of the Nominee Agreement (as defined in Schedule 6.14) and, as such, SEFFA is entitled to the consideration set forth on Exhibit A-1, subject to adjustment pursuant to Section 2.2, and (ii) notwithstanding the foregoing, SEFFA shall be considered a Seller for all purposes of this Agreement other than such terms and provisions that specifically relate to the ownership or sale or transfer of Acquired Interests, including Section 2.1 and Section 3.6 and relevant provisions of this Agreement shall be construed accordingly.

ARTICLE 2
Purchase and Sale; Closing; Escrow

2.1          Purchase and Sale of Acquired Interests.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) each Seller agrees to sell, assign, transfer and convey to Opco (or its designee) the Acquired Interests owned by such Seller in consideration for (i) the transfer by Opco of the number of Common Units set forth opposite such Seller’s name on Exhibit A-1 hereto and (ii) the payment by Opco of the Unadjusted Cash Purchase Price, subject to adjustment pursuant to Section 2.2, and (b) Opco (or its designee) shall receive, acquire and accept such Acquired Interests; provided that, immediately before the transactions described above, KRP shall issue to Opco 2,224,358 Common Units in exchange for an equal number of Opco Common Units issued by Opco to KRP.

2.2          Consideration; Adjustment of Cash Purchase Price at the Closing.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Opco agrees to pay to Sellers an aggregate of (x) Forty-Four Million Seven Hundred Fifty-Five Thousand Seven Hundred Seventy-Four Dollars ($44,755,774) in cash (the “Unadjusted Cash Purchase Price”) and (y) 2,224,358 Common Units (the “Unit Consideration” and, together with the Unadjusted Cash Purchase Price, the “Unadjusted Purchase Price”; provided that for purposes of calculating the Dollar value of the Unadjusted Purchase Price, the value of the Unit Consideration shall be calculated by multiplying the number of Common Units included in the Unit Consideration by $16.9438, which is the Per Unit Value as of the Execution Date), subject to adjustment, without duplication, as set forth herein, in consideration for the sale, transfer, assignment, conveyance and delivery of the Acquired Interests and the other covenants and agreements of Sellers hereunder. The portion of the Unadjusted Purchase Price to be paid to each Seller at the Closing is set forth on Exhibit A-1. The number of Common Units transferred to each Seller shall be equitably adjusted in the event of a unit split, combination, reclassification, recapitalization, exchange, unit dividend or other distribution payable in Common Units with respect to the Common Units that occurs prior to the Closing. The Parties acknowledge and agree that the Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the

Company Assets as set forth on Exhibit A-2 and Exhibit A-3. At the Closing, the Unadjusted Cash Purchase Price shall be adjusted as follows:

(a)           The Unadjusted Cash Purchase Price shall be increased by the sum of the following, without duplication:

(i)            the amount equal to the Cash Amount as of the Closing Date;

(ii)           the amount equal to all Operating Expenses paid by Sellers or the Acquired Company that are attributable to the Acquired Company or the Company Assets from and after the Effective Time, whether paid before or after the Effective Time;

(iii)          the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer Parties or the Acquired Company (and not otherwise distributed to Sellers) attributable to the period before the Effective Time (calculated in accordance with GAAP and without duplication of any amounts attributable to the Cash Amount), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iv)          the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 6.10(b) but paid or economically borne by the Acquired Company prior to Closing or Sellers on behalf of the Acquired Company;

(v)           the amount equal to the G&A Fee for each day between the Effective Time and the Closing Date; and

(vi)          any other amount otherwise explicitly agreed upon in writing by Sellers and Buyer Parties.

(b)           The Unadjusted Cash Purchase Price shall be decreased by the sum of the following, without duplication:

(i)            the amount equal to all Operating Expenses paid by Buyer Parties or the Acquired Company (to the extent the Acquired Company has not paid such amounts prior to the Closing) that are attributable to the Acquired Company or the Company Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)           the amount equal to the revenues, income, proceeds, receipts and credits received by Sellers attributable to the Acquired Company or their Company Assets as of or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)          the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.5(b)(i), 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.5(e));

(iv)          [Reserved.];

(v)           an amount equal to the Seller Transaction Expenses paid by or on behalf of Buyer Parties (but not by or on behalf of Sellers) pursuant to Section 2.3(b) or payable by Buyer Parties or the Acquired Company, if any;

(vi)          the amount of all Asset Taxes allocable to Sellers pursuant to Section 6.10(b) but paid or economically borne by Buyer Parties; and

(vii)         any other amount otherwise agreed upon in writing by Sellers and Buyer Parties.

(c)           The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be referred to as the “Cash Purchase Price Adjustment.” The Unadjusted Cash Purchase Price as adjusted by the Cash Purchase Price Adjustment shall be referred to as the “Adjusted Cash Purchase Price.”

(d)           At the Closing, the number of Common Units comprising the Unit Consideration to be issued by KRP and credited to the applicable Sellers shall be decreased as set forth on Exhibit A-1 among Sellers by the Indemnity Units delivered to the Transfer Agent at the Closing. Any fractional units resulting from this Agreement shall be rounded up to the nearest whole Common Unit.

2.3          Repayment of Company Indebtedness; Payment of Transaction Expenses.

(a)           Any and all Company Indebtedness shall be borne solely and entirely by Sellers.

(b)           Subject to the terms of this Section 2.3(b), the Buyer Transaction Expenses shall be borne solely and entirely by Buyer Parties. The Seller Transaction Expenses shall be borne solely and entirely by Sellers; provided, however, that if requested by Sellers, Buyer Parties shall at the Closing fund all or a portion of the Seller Transaction Expenses on behalf of Sellers and their applicable Affiliates by wire transfer of immediately available funds to the account (or accounts), as specified by Sellers to Buyer Parties in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by Buyer Parties shall reduce the Unadjusted Cash Purchase Price as set forth in Section 2.2(b)(v).

(c)           Buyer Parties shall treat any amounts they pay relating to Seller Transaction Expenses pursuant Section 2.3(b) as part of the Unadjusted Purchase Price for U.S. federal Income Tax and any other applicable Tax purposes (and therefore include such amounts in the basis of the Company Assets acquired for such purposes) and will not take any Tax deduction for such amounts.

2.4          Closing Statement.

Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer Parties a statement (the “Closing Statement”) setting forth Sellers’ good faith estimate of the Adjusted Cash Purchase Price calculated pursuant to Section 2.2, which statement shall include in reasonable detail Sellers’ good faith estimate of the Cash Amount as of the Closing Date, the amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) (as

applicable), the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 6.10(b) but paid or economically borne by a Seller (if any), the amount of all Asset Taxes allocable to a Seller pursuant to Section 6.10(b) but paid or economically borne by Buyer Parties (if any) and the amount of any Seller Transaction Expenses to be directly paid by Buyer Parties pursuant to Section 2.3(b). If Buyer Parties dispute any item in the Closing Statement, Buyer Parties shall so notify Sellers within two (2) Business Days prior to the Closing Date and Sellers and Buyer Parties shall use their commercially reasonable efforts to agree on the Closing Statement; provided, that if Sellers and Buyer Parties are not able to agree on the Closing Statement prior to the Closing, the Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Sellers will be used to adjust the Unadjusted Purchase Price at the Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

2.5          Title Review.

(a)           To allow Buyer Parties to conduct due diligence with respect to the Company Assets, each Seller shall make the Records available in accordance with Section 6.4 to Buyer Parties, and Buyer Parties’ authorized Representatives, in a virtual data room and/or at such Seller’s election, at such Seller’s applicable office(s), at mutually agreeable times before the Closing. With such Seller’s permission, Buyer Parties may photocopy the Records at their sole expense.

(b)           Preferential Rights and Consents to Assign.

(i)            Notices to Holders. If the conveyance of the Acquired Interests would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practical (and in any event, within ten (10) Business Days after the Execution Date), each Seller shall: (A) notify the holders of the Preferential Rights and Consents identified on Schedule 2.5(b) that it intends to transfer the Company Assets to Opco; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the applicable Company Assets to which they are entitled; (C) in the case of such Preferential Rights, request that the holders of such Preferential Rights waive their right to purchase the affected Company Asset; and (D) in the case of such Consents, request that the holders of such Consents consent to the assignment of the affected Company Asset to Buyer Parties. Before the Closing, each Seller shall notify Buyer Parties whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before the Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements. If any Preferential Rights are exercised, the portion of the Company Assets burdened by the exercised Preferential Right shall be assigned by the Acquired Company back to Sellers (or the designee of Sellers) and excluded from the Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Company Assets.

(ii)           Remedies. Before the Closing, Buyer Parties and Sellers shall use commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights encumbering the conveyance of the Company Assets; provided that no Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. If Sellers are unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Company Asset subject to such Preferential Right or Required Consent shall be assigned by the Acquired Company back to Sellers (or the designee of Sellers) and excluded from the Closing, and the Unadjusted Cash Purchase Price shall be reduced by the Allocated Value of such Company Asset. After the Closing, Sellers shall attempt to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after the Closing, and waivers of any un-waived Preferential Rights, and Buyer Parties shall provide reasonable assistance to Sellers. In the event after the Closing but before the Final Settlement Date Sellers are able to obtain a Required Consent or waiver of a Preferential Right affecting a Company Asset which was excluded from the Closing pursuant to this Section 2.5(b), then within ten (10) days of Buyer Parties’ receipt of such Required Consent or wavier of Preferential Right, Sellers shall convey the Company Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer Parties and Sellers, and Buyer Parties shall pay Sellers the amount by which the Unadjusted Cash Purchase Price was reduced at the Closing for such Company Asset.

(c)           General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title and the express representations and warranties set forth in Section 4.12 and Section 4.17 and without limiting Buyer Parties’ remedies for Title Defects set forth in Section 2.5(d) (or Buyer Parties’ remedies for Sellers’ failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.5(b)(ii)), Sellers make no warranty or representation, express, implied, statutory or otherwise, with respect to the any of the Acquired Company’s title to any of the Company Oil and Gas Properties, and Buyer Parties hereby acknowledge and agree that they have not relied upon any such representation or warranty. Buyer Parties hereby acknowledge and agree that, without limiting Buyer Parties’ rights and remedies under Section 8.1(e) and except for the express representations and warranties set forth in Section 4.12 and Section 4.17, Buyer Parties’ sole and exclusive remedy for (i) any failure by Sellers to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.5(b)(ii) shall be as set forth in Section 2.5(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.5(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 9.1 and Section 9.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Properties. Buyer Parties hereby expressly waive any and all other rights or remedies with respect thereto. Buyer Parties are not entitled to protection under the Special Warranty of Title for (I) any matter reported by Buyer Parties under Section 2.5(d) and/or (II) any matter which Buyer Parties had Knowledge of prior to the Title Claim Date.

(d)           Title Defects.

(i)            Notice of Title Defects; Defect Adjustments.

(A)          On or before 5:00 p.m. Central Standard Time on April 8, 2020 (the “Title Claim Date”) Buyer Parties may notify Sellers in writing of any Title Defect any of them discovers with respect to a Company Oil and Gas Property

(each a, “Title Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer Parties shall be deemed to have waived, and Sellers shall have no liability for, title to any alleged Title Defect, (i) that Buyer Parties fail to assert by a Title Defect Notice delivered to Sellers on or before the Title Claim Date or (ii) for which Buyer Parties do not conduct title diligence prior to delivering a Title Defect Notice therefor to Sellers, which diligence is evidenced by documentation of the type described in clause (D) of the following sentence, to the extent used in connection with Buyer Parties’ assessment of such alleged Title Defect. Such notice shall be in writing, shall be prepared in good faith and shall include: (A) a reasonably detailed description of the alleged Title Defect; (B) the Company Oil and Gas Property affected; (C) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (D) supporting documentation reasonably necessary for Sellers to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other documents, reports or data, to the extent available to Buyer Parties and used in connection with Buyer Parties’ assessment of such alleged Title Defect(s)); and (E) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer Parties’ good faith belief is based. To give Sellers an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer Parties’ right to assert Title Defects, Buyer Parties agree to use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer Parties during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer Parties’ right to assert Title Defects at any time not later than the Title Claim Date.

(B)          If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer Parties in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer Parties or cured on or before the Closing, Sellers may, for a period of one hundred twenty (120) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that Sellers in good faith believe can be cured during the Cure Period. The election by Sellers to seek to cure such Title Defect must be made by written notice delivered to Buyer Parties within three (3) Business Days prior to the Closing Date (the “Cure Election Notice Deadline”). Any Company Oil and Gas Properties for which such Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”. During the Cure Period, Buyer Parties agree to afford (and to cause the Acquired Company to afford) each Seller and its respective officers, employees and other representatives reasonable access, during normal business hours, to Records related to the Acquired Company’s title or underlying ownership of any Curable Property in order to facilitate Sellers’ attempt to cure any such Title Defects, and no Seller shall unreasonably or materially interfere with the ownership or operation of any Company Asset in connection therewith. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to any of its rights hereunder and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the applicable alleged Title Defect.

(C)          At the Closing, the Acquired Company shall retain all right, title and interest in and to the Curable Properties. Subject to Section 2.5(d)(i)(D)(5), (1) the adjustments to the Unadjusted Cash Purchase Price under Section 2.2(b)(iii) will include the Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted by Buyer Parties in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer Parties or cured on or before Closing and (2) Buyer Parties shall pay an amount in cash equal to the Title Defect Value associated with such Curable Properties to the Escrow Agent in accordance with Section 2.8(d) and release of such amounts will be subject to Section 2.8(d). For the avoidance of doubt, if any Title Defect affecting any Company Oil and Gas Property is asserted by Buyer Parties and not waived in writing by Buyer Parties or cured on or before the Closing and Sellers have not made an election to cure such Company Oil and Gas Property pursuant to Section 2.5(d)(i)(B), then, without limitation of Section 2.5(d)(ii), at the Closing, Buyer Parties shall obtain all right, title and interest in and to such Company Oil and Gas Property and, subject to Section 2.5(d)(i)(D)(5), the adjustments to the Unadjusted Cash Purchase Price under Section 2.2(b)(iii) will include the Title Defect Values for all such Title Defects affecting such Company Oil and Gas Property.

(D)          The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)           if Buyer Parties and Sellers agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)           if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Acquired Company’s interest in the affected Company Oil and Gas Property;

(3)           if the Title Defect represents a discrepancy between the Acquired Company’s actual Net Revenue Interest for a Well and the Net Revenue Interest set forth on Exhibit A-3 for such Well, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Well and (B) one (1), minus a fraction, the numerator of which is the Acquired Company’s actual Net Revenue Interest for such Well and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit A-3;

(4)           if the Title Defect represents a discrepancy between the Acquired Company’s actual Net Royalty Acres for a Property and the Net Royalty Acres set forth in Exhibit A-2 for such Property, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated

Value of such Property and (B) one (1) minus a fraction, the numerator of which is the Acquired Company’s actual Net Royalty Acres in such Property and the denominator of which is the Net Royalty Acres set forth on Exhibit A-2 for such Property; and

(5)           notwithstanding anything to the contrary in this Agreement, Buyer Parties shall have no remedy hereunder (nor shall there be any adjustment to the Unadjusted Cash Purchase Price nor shall any amounts be paid to the Escrow Agent pursuant to Section 2.8(d)) for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred thousand Dollars ($100,000) net to the Acquired Company’s interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event, the value of such defect will be taken into account from the first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of the Unadjusted Purchase Price (the “Title Defect Deductible”).

(E)           Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to the Unadjusted Cash Purchase Price attributable to the effects of all Title Defects with respect to any Company Oil and Gas Property shall not exceed the Allocated Value of such affected Company Oil and Gas Property.

(ii)           Title Defect Disputes.

(A)          Sellers and Buyer Parties shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of a Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (i) on or prior to the Closing or (ii) with respect to disputes over the adequacy of a Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects (as applicable, a “Title Dispute”), cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C) by providing notice to the other Party(ies) thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period (as applicable, the “Title Dispute Notice Deadline”); provided, however, that, notwithstanding anything to the contrary contained herein, unless Sellers otherwise elect in writing, an unresolved Title Dispute that applies to a Company Oil and Gas Property that is not in pay status shall not be submitted to the Title Consultant pursuant to Section 2.5(d)(ii)(C) prior to the expiration of the Cure Period. If a Party does not submit a Title Dispute Notice to the other Party(ies) in accordance with this Section 2.5(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)          If a disputed Title Defect or Title Defect Value cannot be resolved prior to the Closing, except as otherwise provided herein, the Acquired Company shall retain all right, title and interest in and to the Company Oil and Gas Property affected by such Title Defect. Subject to Section 2.5(d)(i)(D)(5), (1) the adjustments to the Unadjusted Cash Purchase Price under Section 2.2(b)(iii) shall include such Title Defect Value and (2) to the extent related to (i) Curable Properties, (ii) disputed Title Defects or (iii) disputed Title Defect Values, Buyer Parties shall pay to the Escrow Agent an amount in cash equal to the alleged Title Defect Value for such Company Oil and Gas Property in accordance with Section 2.8(d) and release of such amounts will be subject to Section 2.8(d).

(C)          If a Party validly submits a Title Dispute Notice under Section 2.5(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.5(d)(ii)(C).

(1)           The Parties hereby agree that: (i) Dick Watt shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); (ii) if Dick Watt is unable or unwilling to serve as the Title Consultant, then Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); provided, further, that if both Dick Watt and Allen D. Cummings are unable or unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.5(d)(ii)(C)(1); or (iii) if Dick Watt, Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.5(d)(ii)(C)(2) applicable to the selection of the Title Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)           The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.5(d)(ii)(C)(1). In the event that Section 2.5(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party(ies), then the title attorney selected by the other Party(ies) shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party(ies) in the same manner, or at a meeting or conference call to which the representatives of both Sellers and Buyer Parties have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of Sellers and Buyer Parties shall present the Title Consultant with its claim notice or its response, as applicable, and (y) Sellers shall present the Title Consultant with all other supporting information that it desires, and Buyer Parties shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party(ies). The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.5(d)(ii). Except as otherwise provided in Section 2.5(d)(ii)(C)(3), the Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by any of the Parties. The Title Consultant may not award damages, interest or penalties to any of the Parties with respect to any matter. Sellers and Buyer Parties shall each bear their own legal fees and other costs of presenting their case. Sellers shall bear one-half (1/2) and Buyer Parties shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(3)           With respect to a timely asserted Title Defect that applies to a Company Oil and Gas Property that is not in pay status at the time the Title Consultant is determining the existence of such Title Defect in dispute or whether any disputed curative action has succeeded in curing an applicable Title Defect, the Title Consultant will also act as an expert for the additional limited purpose of determining (I) whether the Company Oil and Gas Property should be in pay status and (II) if such Company Oil and Gas Property should be in pay status, whether a suit to quiet title or other Proceeding is reasonably expected to be required to resolve the underlying issue and cause the Company Oil and Gas Property to be placed in pay status (any such Proceeding, a “Title Suit”).

a.             If the Title Consultant determines that no Title Defect exists with respect to such Company Oil and Gas Property but such Company Oil and Gas Property should not be in pay status, then, subject to Section 2.5(d)(i)(D)(5), a Title Defect shall be deemed to exist with respect to such Company Oil and Gas Property and Sellers may elect to either (x) require the Acquired Company to assign the Company Oil and Gas Property to a designee of Sellers, in which case the provisions of Section 2.8(d)(iii) shall apply with respect to the release from escrow to Buyer Parties of the applicable Title Defect Value or (y) permit the Acquired Company to retain the Company Oil and Gas Property, in which case the provisions of Section 2.8(d)(iii) shall apply with respect to the release from escrow to Buyer Parties of the applicable Title Defect Value; provided, however, in the event that a Company Oil and Gas Property is assigned to a designee of Sellers under Section 2.5(d)(ii)(C)(3)(a)(x) above, and the applicable Title Defect Value to be released to Buyer Parties under Section 2.8(d)(iii) is less than the Allocated Value of the Company Oil and Gas Property assigned, then within ten (10) days of such assignment Sellers shall pay to Buyer Parties the positive difference between the Allocated Value of such Company Oil and Gas Property and the Title Defect Value remitted to Sellers under Section 2.8(d)(iii).

b.             If the Title Consultant determines that (x) no Title Defect exists with respect to such Company Oil and Gas Property, (y) such Company Oil and Gas Property should be in pay status and (z) no Title Suit applies, then no Title Defect shall be deemed to exist with respect to such Company Oil and Gas Property and the provisions of Section 2.8(d)(iii) shall apply with respect to the release from escrow to Sellers of the applicable Title Defect Value.

c.             If the Title Consultant determines that (x) no Title Defect exists with respect to such Company Oil and Gas Property, (y) such Company Oil and Gas Property should be in pay status but (z) a Title Suit applies, then, subject to Section 2.5(d)(i)(D)(5), a Title Defect shall be deemed to exist with respect to such Company Oil and Gas Property and Buyer Parties may elect to either (I) require the Acquired Company to retain the Company Oil and Gas Property, in which case the provisions of Section 2.8(d)(iii) shall apply with respect to the release from escrow to Buyer Parties and/or Sellers based on the mutual agreement of the Parties as to the applicable Title Defect Value or (II) require the Acquired Company to assign the Company Oil and Gas Property to a designee of Sellers, in which case the provisions of Section 2.8(d)(iii) shall apply with respect to the release from escrow to Buyer Parties of the applicable Title Defect Value; provided, however, in the event that a Company Oil and Gas Property is assigned to a designee of Sellers under Section 2.5(d)(ii)(C)(3)(c)(II) above, and the applicable Title Defect Value to be released to Buyer Parties under Section 2.8(d)(iii) is less than the Allocated Value of the Company Oil and Gas Property assigned, then within ten (10) days of such assignment Sellers shall pay to Buyer Parties the positive difference between the Allocated Value of such Company Oil and Gas Property and the Title Defect Value remitted to Sellers under Section 2.8(d)(iii).

(e)           Title Benefits.

(i)            If a Seller(s) discovers any Title Benefit on or before the Title Claim Date, such Seller(s) may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer Parties, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer Parties to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with such Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which such Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.5(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer Parties and Sellers shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.5(d)(ii)(C). The Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to the Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values, and, for the avoidance of doubt, Title Benefit Values shall in no event increase the Unadjusted Purchase Price. For purposes of clarity, Title Benefit Values may be used to offset any reductions to the Unadjusted Purchase Price at any time that any such reduction is calculated or would otherwise apply hereunder (including at Closing, in the Final Closing Statement, in the Independent Accountant’s Closing Statement, upon resolution of any disputed Title Defects or Title Defect Values or upon any other release from the Escrow Account, as applicable), but without duplication of any Title Benefit Value previously offset against any reductions to the Unadjusted Purchase Price.

(ii)           If Buyer Parties discover any Title Benefit on or before the Title Claim Date, Buyer Parties shall, as soon as practicable but, in any case, on or before the Title Claim Date, deliver to Sellers a notice meeting the requirements of Section 2.5(e)(i).

(f)            Termination Right. In the event a Party notifies the other Party(ies) of the intention to terminate this Agreement in accordance with Section 8.1(e), Sellers or Buyer Parties may, prior to giving effect to Section 8.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.5(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(iii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer Parties in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(iii), trigger the termination right under Section 8.1(e). For the avoidance of doubt, if a Seller or Buyer Parties elect to submit to the Title Consultant in accordance with this Section 2.5(f), no Party may terminate this Agreement pursuant to Section 8.1(e) until final resolution of such arbitration unless the termination right under Section 8.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Company Oil and Gas Property pursuant to Section 2.5(b) or Section 2.5(d).

(g)           Acceptance of Title Condition. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, BUYER PARTIES REPRESENT AND WARRANT THAT THEY HAVE BEEN PROVIDED THE OPPORTUNITY TO CONFIRM THE ACQUIRED COMPANY’S DEFENSIBLE TITLE TO THE COMPANY OIL AND GAS PROPERTIES AND UPON THE CLOSING, BUYER PARTIES WILL ACCEPT THE COMPANY OIL AND GAS PROPERTIES AT THE CLOSING IN THE PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.6(a)(iii) SELLERS HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE COMPANY ASSETS FURNISHED BY OR ON BEHALF OF ANY SELLER OR TO BE FURNISHED TO BUYER PARTIES OR THEIR REPRESENTATIVES, INCLUDING SELLERS’ OR THE ACQUIRED COMPANY’S INTERNAL APPRAISALS AND INTERPRETIVE DATA.

2.6          Closing Payment and Transfer of Interests.

(a)           At the Closing, each Seller shall deliver to Buyer Parties:

(i)            An assignment agreement transferring all of such Seller’s Acquired Interests, substantially in the form attached hereto as Exhibit C, duly and validly executed such Seller (the “Assignment Agreement”);

(ii)           A certificate meeting the requirements of U.S. Treasury Regulation Section 1.1445-2(b)(2) and Code Section 1446(f) providing that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to Buyer Parties, dated as of the Closing Date and duly executed by Seller;

(iii)          A certificate dated as of the Closing Date duly executed by a member, manager, officer or authorized person of such Seller (or by such Seller if he or she is a natural person) regarding the satisfaction of the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(f), substantially in the form attached hereto as Exhibit D;

(iv)          (A) Written resignation of SIM as the “Operator” of the Acquired Company and (B) written resignations of the directors and officers of the Acquired Company that are identified on Schedule 2.6(a), in each case, effective prior to or concurrently with the Closing;

(v)           A mutual release of any and all claims between the Acquired Company, on the one hand, and such Seller (on its behalf and on behalf of its Affiliates other than the Acquired Company), such Seller’s spouse (if such Seller is a natural person and married), SIM and each officer and director of the Acquired Company, on the other hand;

(vi)          Unless if such Seller is listed on Schedule 3.8, the Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) duly executed by an officer or authorized person of such Seller (or by such Seller if he or she is a natural person);

(vii)         The Transition Services Agreement substantially in the form attached hereto as Exhibit G (the “Transition Services Agreement”) duly executed by an officer of SIM;

(viii)        To the extent any are listed, evidence of the termination of the Contracts listed on Schedule 6.14 and a release of the Acquired Company, each Buyer Party and their respective Affiliates from any and all liabilities and continuing obligations under or with respect thereto, if any;

(ix)          The Joint Instruction Letter to the Escrow Agent in accordance with the terms of the Escrow Agreement authorizing release of the Deposit, less the Title Defect Escrow Amount (if any), to Sellers; and

(x)           Such other documents, instruments and writings as may be reasonably required to be delivered by such Seller to Buyer Parties at the Closing to effect the transactions contemplated by this Agreement.

(b)           At the Closing, Buyer Parties shall deliver to Sellers:

(i)            In cash by wire transfer of immediately available funds to the account or accounts designated by Sellers, an aggregate amount equal to the Adjusted Cash Purchase Price minus the Deposit (less the Title Defect Escrow Amount (if any)), in each case as set forth, and as allocated to each Seller, in the Closing Statement;

(ii)           A number of Common Units equal to (A) the number of Common Units included in the Unit Consideration minus (B) the number of Common Units included in and constituting Indemnity Units at the Closing, which Indemnity Units shall be delivered and held pursuant to Section 2.8, in each case of clauses (A) and (B), as allocated to each Seller in Exhibit A-1, issued by KRP and credited to the applicable Seller in book-entry form and, in the case of clause (A), bearing the standard Securities Act legend applied to Common Units on the books and records of the Transfer Agent and, in the case of clause (B), bearing the Restrictive Legends;

(iii)          A certificate dated as of the Closing Date duly executed by an officer of each Buyer Party regarding the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(e), substantially in the form attached hereto as Exhibit E;

(iv)          The Registration Rights Agreement duly executed by an officer of KRP;

(v)           The Transition Services Agreement duly executed by an officer of each Buyer Party;

(vi)          The Joint Instruction Letter to the Escrow Agent in accordance with the terms of the Escrow Agreement authorizing release of the Deposit, less the Title Defect Escrow Amount (if any), to Sellers; and

(vii)         Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer Parties to Sellers at the Closing to effect the transactions contemplated by this Agreement.

2.7          Closing.

Subject to Section 8.1, the closing of the sale and transfer of the Acquired Interests to Opco as contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of facsimile electronic transmittal (PDF) copies of documents via e-mail (with hard copies of such documents to be delivered as requested by each Party) on the date that is the later of (a) one hundred (100) days from the Execution Date and (b) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to satisfaction at the Closing), or such other date as Buyer Parties and Sellers may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8          Escrow.

(a)           Within one (1) Business Day after the execution and delivery of this Agreement, Buyer Parties will pay to the Escrow Agent, by wire transfer of immediately available funds, an earnest money deposit equal to ten percent (10%) of the Unadjusted Cash Purchase Price (the “Deposit”) to be deposited in the Escrow Account pursuant to the Escrow Agreement. At the Closing, the Deposit shall be either (i) released to Sellers pursuant to Sections 2.6(a)(xi) and 2.6(b)(vi), less the Title Defect Escrow Amount (if any), and credited against the Unadjusted Cash Purchase Price in accordance with Section 2.6(b)(i) at Closing, if Closing occurs, or (ii) if Closing does not occur, then the Deposit shall be distributed by the Escrow Agent in accordance with Section 8.3.

(b)           At the Closing, Buyer Parties will deposit into the Indemnity Escrow Accounts the number of Common Units included in and constituting Indemnity Units, as allocated to each Seller in Exhibit A-1, issued by KRP and credited to the applicable Sellers in book-entry form, bearing the Restrictive Legends on the books and records of the Transfer Agent in each such Seller’s Indemnity Escrow Account, which Common Units (i) each such Seller shall have sole and exclusive voting power over unless and until surrendered to Buyer Parties in accordance with this Agreement and (ii) shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of this Agreement;

(c)           For the avoidance of doubt, the aggregate value of the Indemnity Units at the Closing shall equal ten percent (10%) of the Unadjusted Purchase Price.

(d)           At Closing, subject to Section 2.5(d)(i)(D)(5), Buyer Parties will deposit into the Escrow Account any Title Defect Value related to (i) Curable Properties, (ii) disputed Title Defects or (iii) disputed Title Defect Values (collectively, the “Title Defect Escrow Amount”), to the extent the aggregate Title Defect Escrow Amount is greater than the Deposit, pursuant to the Escrow Agreement. For the avoidance of doubt, if the Title Defect Escrow Amount is less than the Deposit, then Buyer Parties will not deposit any additional amounts into the Escrow Account and the Deposit, or a portion thereof equaling the Title Defect Escrow Amount, will be deemed to be the applicable Title Defect Escrow Amount.

(i)            If Sellers cure a Title Defect related to a Curable Property during the Cure Period then, no later than five (5) Business Days following the resolution (including by resolution of the Parties) of the cure of such Title Defect, Buyer Parties and Sellers shall deliver a Joint Instruction Letter instructing the Escrow Agent to release from the Title Defect Escrow Amount to Sellers the Title Defect Value related to such Title Defect.

(ii)           If Sellers partially cure a Title Defect related to a Curable Property during the Cure Period, then, no later than five (5) Business Days following the resolution (including by resolution of the Parties) of the partial cure of such Title Defect, Buyer Parties and Sellers shall deliver a Joint Instruction Letter instructing the Escrow Agent to release from the Title Defect Escrow Amount (A) to Sellers, the amount by which such partial cure reduces the Title Defect Value related to such Title Defect, and (B) to Buyer Parties, the remaining Title Defect Value (after applying any reduction referenced in clause (A) above).

(iii)          With respect to any Title Defect or Title Defect Value that is the subject of a Title Dispute for which a Title Dispute Notice is properly submitted in accordance with Section 2.5(d)(ii)(A), no later than five (5) Business Days following the resolution (including by resolution of the Parties) of the applicable Title Dispute, Buyer Parties and Sellers shall deliver a Joint Instruction Letter instructing the Escrow Agent to release from the Title Defect Escrow Amount (A) to Buyer Parties, an amount equal to the Title Defect Value related to such Title Defect as finally resolved, and (B) to Sellers, the positive difference (if any) between the Title Defect Value deposited into the Escrow Account in respect of such Title Defect pursuant this Section 2.8(d) and the Title Defect Value of such Title Defect as finally resolved.

(iv)          With respect to any Title Defect or Title Defect Value for which a Title Dispute Notice is not timely submitted in accordance with Section 2.5(d)(ii)(A), no later than five (5) Business Days following the expiration of the applicable Title Dispute Notice Deadline, Buyer Parties and Sellers shall deliver a Joint Instruction Letter instructing the Escrow Agent to release from the Title Defect Escrow Amount to the applicable Party the amount to be so disbursed pursuant to Section 2.5(d)(ii).

(v)           Notwithstanding the foregoing in this Section 2.8 or any other provision of this Agreement to the contrary, if (x) Sellers cure (or partially cure) a Title Defect related to a Curable Property during the Cure Period or a Title Dispute is resolved and (y) the effect of such cure (or partial cure) or resolution causes the aggregate of all Title Defect Values to not exceed the Title Defect Deductible, then, (A) the Parties acknowledge and agree that there will be no adjustments to the Unadjusted Cash Purchase Price or other remedies provided by Sellers for any Title Defects under Section 2.5, (B) except to the extent such amounts have been paid to Sellers (including from the Title Defect Escrow Amount), Sellers shall be reimbursed by Buyer Parties for any downward adjustments to the Unadjusted Cash Purchase Price under Section 2.5 attributable to the Title Defect Value that were made at Closing (including, for purposes of clarity, for any Title Defect Escrow Amounts previously released to Buyer Parties by the Escrow Agent), with such reimbursement to be reflected and accounted for in the Final Closing Statement (or, if at such time the final adjustments to the Unadjusted Cash Purchase Price have already been determined in accordance with Section 2.9, then Buyer Parties shall promptly pay to Sellers in immediately available funds an amount equal to such reimbursement), and (C) the remainder of the Title Defect Escrow Amount held in the Escrow Account shall be thereafter released to Sellers.

(e)           Releases of any portion of the Indemnity Escrow Balance or the Title Defect Escrow Amount shall (i) specify the amount of the Indemnity Escrow Balance or the Title Defect Escrow Amount to be released from the Indemnity Escrow Accounts or the Escrow Account, as applicable, (ii) specify such account and the Person or Persons to whom such amount shall be released and (iii) be made only in accordance with (A) written instructions that are jointly signed by Sellers and Buyer Parties, which instructions, (1) with respect to any Title Defect Escrow Amount, shall be in a form that complies with the requirements of the Escrow Agreement, and (2) with respect to any Indemnity Units, shall be in a form acceptable to the Transfer Agent (in each case, a “Joint Instruction Letter”), (B) requirements in the Escrow Agreement relating to a Final Determination (as defined in the Escrow Agreement) with respect to any Title Defect Escrow Amount and (C) with respect to any Indemnity Escrow Balance, Article 9.

(f)            In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any amount from the Indemnity Escrow Accounts or the Escrow Account pursuant to the Escrow Agreement or otherwise to which it is not entitled pursuant to the terms of this Agreement, such Party shall, (i) if another Party is entitled to such released amount at that time, transfer such released amount from the Indemnity Escrow Accounts or the Escrow Account, as applicable, to such other Party, or (ii) if no other Party is entitled to such released amount at that time, deposit such released amount from the Indemnity Escrow Accounts or the Escrow Account, as applicable, with the Escrow Agent or Transfer Agent, as applicable, to be held and released pursuant to the Escrow Agreement and/or this Agreement, as applicable.

2.9          Post-Closing Adjustments.

(a)           Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer Parties shall prepare and deliver to Sellers a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) and the amount of any Seller Transaction Expenses actually funded by Buyer Parties, in each case, as of or on the Closing Date, as applicable, (ii) the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 6.10(b) but paid or economically borne by a Seller (if any), (iii) the amount of all Asset Taxes allocable to a Seller pursuant to Section 6.10(b) but paid or economically borne by Buyer Parties (if any) and (iv) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer Parties. Buyer Parties shall provide to Sellers such data and information as Sellers may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer Parties’ personnel, including internal accountants, during normal business hours) to permit each Seller to perform, or cause to be performed, an audit of the revised Closing Statement, at such Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Sellers unless a Seller gives Notice of its disagreement (“Notice of Disagreement”) with respect to such Seller’s Adjusted Cash Purchase Price, to Buyer Parties prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.5. For the avoidance of doubt, the Closing Statement shall become final and binding upon any Seller that does not give a Notice of Disagreement even if another Seller gives a Notice of Disagreement. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer Parties by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.9(b) below) shall become final and binding on Buyer Parties and Sellers on, and the Final Settlement Date shall be, the earlier of (i) the date upon which such Seller and Buyer Parties agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement is issued by the Independent Accountant. For the avoidance of doubt and notwithstanding anything in this Section 2.9 to the contrary, nothing in this Section 2.9 shall prejudice the rights or remedies hereunder of the Parties with respect to any unresolved Title Disputes under Section 2.5.

(b)           Final Closing Statement. During the thirty (30) days following the date upon which Buyer Parties receive a Notice of Disagreement, Sellers and Buyer Parties shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer Parties and such Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then such Seller and Buyer Parties shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer Parties and such Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Cash Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.9(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either such Seller or Buyer Parties or less than the smallest value for such item claimed by such Seller or Buyer Parties in their respective calculations delivered pursuant to Section 2.9(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) within thirty (30) days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Cash Purchase Price Adjustment and shall issue the Final Closing Statement reflecting such decision, which shall set forth the Cash Purchase Price Adjustment and the Adjusted Cash Purchase Price as determined by the Independent Accountant pursuant to this Section 2.9. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.9 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.9(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer Parties’ independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer Parties and the fees and disbursements of such Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by such Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Buyer Parties and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.9(b).

(c)           Final Settlement. If the Adjusted Cash Purchase Price attributable to a Seller set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds the Adjusted Cash Purchase Price attributable to such Seller as set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then such Seller shall pay Buyer Parties such excess amount in cash, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). If the Adjusted Cash Purchase Price attributable to a Seller set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds the Adjusted Cash Purchase Price attributable to such Seller set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer Parties shall pay such Seller such excess amount in cash, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent per annum calculated and payable in accordance with Section 2.9(d). Any adjustments to the Adjusted Cash Purchase Price made pursuant to this Section 2.9(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)           Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case, for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.10        Tax Treatment; Purchase Price Allocation.

(a)           The Parties acknowledge and agree that, for U.S. federal Income Tax purposes (and for state Income Tax purposes in states that follow federal law in this respect), the purchase and sale of the Acquired Interests will be treated in a manner consistent with the analysis and holdings in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any proceeding with respect to Taxes, unless otherwise required by applicable Law following a final determination as defined in Section 1313 of the Code.

(b)           Sellers shall prepare and deliver to Buyer Parties, within sixty (60) days after the Final Settlement Date, an allocation of the Unadjusted Purchase Price, the assumed obligations and any other items that are treated as consideration of Sellers for U.S. federal Income Tax purposes among the Company Assets in accordance with Sections 751 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Buyer Parties shall have twenty (20) days from the receipt of the Allocation or any update thereto to review and comment on any Allocation. If Buyer Parties dispute any items in any proposed Allocation, Sellers and Buyer Parties shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer Parties. If Sellers and Buyer Parties are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.9(b). Once Buyer Parties and Sellers agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, Sellers and Buyer Parties shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Unadjusted Purchase Price of Sellers) in all Tax Returns, and neither Sellers nor Buyer Parties shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

2.11        Payments.

(a)           Buyer Parties shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets occurring from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Company from and after the Effective Time (the “Buyer Obligations”). For a period of twenty-four (24) months from and after the Closing, Sellers shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets occurring prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Company prior to the Effective Time (the “Seller Obligations”).

(b)           Without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) a Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, such Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer Parties or their designated Affiliate; and (ii) a Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, such Seller shall send such requests for payment to Buyer Parties and Buyer Parties shall promptly remit, or cause the Acquired Company to promptly remit, payment for such request to such Third Party.

(c)           For a period of twenty-four (24) months from and after the Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Buyer Parties or any of their Affiliates (including the Acquired Company) receive any payment with respect to the Seller Entitlements, Buyer Parties shall, or shall cause their applicable Affiliates to, promptly remit such payment to the applicable Seller or its designated Affiliate; and (ii) Buyer Parties or any of their Affiliates (including the Acquired Company) receive any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer Parties shall send such requests for payment to Sellers and the applicable Seller(s) shall promptly remit, or cause its or their Affiliates to promptly remit, payment for such request to such Third Party.

ARTICLE 3
Representations and Warranties Relating to Sellers

Each Seller hereby represents and warrants to Buyer Parties the following:

3.1          Organization of Seller.

Such Seller is a limited liability company, limited partnership or natural person, as applicable, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, formation or residence, as applicable, and has the requisite organizational power and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

3.2          Authorization; Enforceability.

Such Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of such Seller, and no other proceeding on the part of such Seller is necessary to authorize this Agreement and the other Transaction Documents to which such Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Seller, and this Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which such Seller is a party has been or shall be duly and validly executed and delivered by such Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3          No Conflict; Consents.

Except as set forth in Schedule 3.3, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)           in any material respect, violate any Law applicable to such Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)           conflict with or violate any Organizational Document of such Seller (to the extent applicable); or

(c)           in any material respect, conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Interests, in each case under the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller may be bound.

3.4          Consents.

Except for the Customary Post-Closing Consents, no material consent, approval or authorization of, or designation or filing with, any Governmental Authority or any other Person is required on the part of such Seller or any affiliated Acquired Company in connection with the valid execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party or the consummation of transactions contemplated hereby or thereby.

3.5          Litigation.

As of the date hereof, there are no Proceedings pending or, to the Knowledge of such Seller, threatened, in which such Seller is or may be a party affecting the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.6          Ownership of Acquired Interests.

(a)           Such Seller holds of record and owns beneficially, and has good and valid title to, such Seller’s Acquired Interests, free and clear of all Liens (other than restrictions on transfer arising under state and federal securities Laws or the Organizational Documents of the Acquired Company), and, upon consummation of the transactions contemplated hereby, Buyer Parties will acquire good and valid title to such Seller’s Acquired Interests.

(b)           Neither such Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require such Seller to sell, transfer, provide notice to a Person or otherwise dispose of such Seller’s Acquired Interests. Neither such Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of such Seller’s Acquired Interests.

3.7          Brokers’ Fees.

Neither such Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer Parties or, following the Closing, the Acquired Company will have any responsibility whatsoever (except as expressly contemplated in Section 2.3(b)).

3.8          Securities Law Compliance.

(a)           Except as set forth on Schedule 3.8, such Seller is an accredited investor as defined in Regulation D under the Securities Act. Such Seller (i) is acquiring the Common Units for its own account and not with a view to distribution, (ii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Common Units and is able financially to bear the risks thereof and (iii) understands that the Common Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Common Units may be resold without registration under such Laws only in certain limited circumstances.

(b)           Such Seller has experience in analyzing and investing in companies similar to each Buyer Party and is capable of evaluating the merits and risks of its investment in Common Units and has the capacity to protect its own interests;

(c)           To the extent necessary, Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the acquisition of Common Units and the other transactions contemplated by this Agreement; and

(d)           Such Seller has had an opportunity to discuss Buyer Parties’ business, management and financial affairs with the members of Buyer Parties’ management and has had an opportunity to ask questions of the officers and other representatives of Buyer Parties, which questions were answered to its satisfaction.

3.9          Spousal Consent.

If such Seller is a natural person and is married, such Seller severally represents and warrants that (a) true and complete copies of this Agreement and all documents to be executed by such Seller hereunder have been furnished to his or her spouse; (b) such spouse has read this Agreement and all related documents applicable to such Seller and is familiar with each of their terms; and (c) has agreed to be bound, and is hereby bound by their signature to this Agreement, to the obligations of such Seller hereunder and thereunder.

ARTICLE 4
Representations and Warranties Relating to the Acquired Company

Each Seller represents and warrants to Buyer Parties with respect to the Acquired Company the following:

4.1          Organization.

The Acquired Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Company Assets owned by the Acquired Company, as applicable, and to conduct its business as it is now being conducted. The Acquired Company is duly licensed or qualified in each jurisdiction in which the ownership of the Company Assets owned by the Acquired Company or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Such Seller has made available to Buyer Parties complete and correct copies of all Organizational Documents of the Acquired Company, including any amendments thereto, and such Organizational Documents are in full force and effect.

4.2          No Conflict; Consents.

The Acquired Company is in material compliance with the terms and conditions of its own Organizational Documents. Except (i) as set forth in Schedule 4.2 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)           violate any Law applicable to the Acquired Company or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)           conflict with or violate any Organizational Document of the Acquired Company;

(c)           require any filing with, or the giving of any notice to, any Person;

(d)           require any consent or approval of any Person; or

(e)           conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any assets of the Acquired Company, in each case under the terms, conditions or provisions of any Contract or Lease to which the Acquired Company is a party or by which the Acquired Company or Company Assets owned by the Acquired Company may be bound.

4.3          Capitalization.

(a)           Schedule 4.3(a) sets forth all of the Acquired Interests of or in the Acquired Company. The Acquired Interests constitute all of the issued and outstanding equity interests of the Acquired Company. Sellers are the only members of the Acquired Company. Such Seller’s Acquired Interests have been duly authorized, are validly issued, fully paid, non-assessable and free of preemptive rights. Such Seller’s Acquired Interests were issued in compliance with applicable Laws.

(b)           There are no (i) outstanding membership interests or other equity interests of the Acquired Company, other than the Acquired Interests, (ii) outstanding securities of the Acquired Company convertible into, exchangeable or exercisable for membership interests or other equity interests of the Acquired Company, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from the Acquired Company, or obligations of the Acquired Company to issue or sell, any membership or other equity interests or other securities, including securities convertible into or exchangeable for membership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to the Acquired Company, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Acquired Interests on any matter or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Acquired Interests. The Acquired Interests are not certificated.

(c)           The Acquired Company does not own, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person. The Acquired Company does not have a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

4.4          Litigation. Except as set forth on Schedule 4.4, as of the Execution Date neither the Acquired Company nor any Company Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of such Seller, has been threatened in writing with any Proceeding.

4.5          Financial Statements.

(a)           Schedule 4.5(a) sets forth true and complete copies of the audited balance sheets for the Acquired Company, and pertaining to the assets and time periods, described therein, prepared from the books and records of the Acquired Company, together with the related audited statements of income, changes in owners’ equity and cash flow, in each case including all notes and schedules thereto, for the periods then ended (the “Audited Financial Statements”). Except as set forth on Schedule 4.5(a), the Audited Financial Statements have been prepared from the books and records of the Acquired Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinions related thereto) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of the Acquired Company as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(b)           Schedule 4.5(b) sets forth a true and complete copy of the unaudited balance sheet for the Acquired Company as of the period ended on September 30, 2019, and pertaining to the assets and time period described therein, prepared from the books and records of the Acquired Company, together with the related unaudited statements of income, changes in owners’ equity and cash flow for the periods indicated therein (the “Unaudited Financial Statements”). Except as set forth on Schedule 4.5(b), the Unaudited Financial Statements of the Acquired Company have been prepared from the books and records of the Acquired Company in accordance with GAAP (except that such Unaudited Financial Statements do not contain all footnotes required under GAAP) and on a basis and using principles consistent with the preparation of the Audited Financial Statements and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of the Acquired Company as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(c)           Since December 31, 2018, the Acquired Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(d)           The Acquired Company does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for, reflected or reserved on the Audited Financial Statements, (ii) liabilities that have arisen after December 31, 2018 in the Ordinary Course, (iii) liabilities that constitute Company Indebtedness that will be paid off at the Closing, (iv) Seller Transaction Expenses or (v) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

4.6          Absence of Certain Changes.

(a)           Since December 31, 2018, there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)           Since September 30, 2019, except as set forth in Schedule 4.6(b), no Acquired Company has taken or permitted to occur any of the actions referred to in Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(vii), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xi), Section 6.1(b)(xii), Section 6.1(b)(xiii), Section 6.1(b)(xiv), Section 6.1(b)(xv) or Section 6.1(b)(xvi).

4.7          Taxes.

(a)           (i) All material Tax Returns required to be filed by the Acquired Company or with respect to the Company Assets prior to the date hereof have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by the Acquired Company or with respect to the Company Assets prior to the date hereof, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Interests or Company Assets that arose in connection with any failure by the Acquired Company to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)           There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Interests, the Acquired Company or the Company Assets that has been commenced or is presently pending.

(c)           There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Acquired Company or any Taxes with respect to the Company Assets.

(d)           No claim has ever been made by a taxing authority in a jurisdiction where the Acquired Company does not file Tax Returns that the Acquired Company or the Company Assets are or may be subject to Taxes assessed by such jurisdiction.

(e)           No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Company or the Company Assets.

(f)            At all times since its formation through the date hereof, the Acquired Company has been treated as a partnership or an entity disregarded from its sole owner for U.S. federal Income Tax purposes and for purposes of any applicable state and local Income Taxes that follow the U.S. federal Income Tax treatment of disregarded entities.

(g)           Other than the limited liability company agreement of the Acquired Company, none of the Company Assets is subject to any tax partnership agreement or other arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

4.8          Contracts.

(a)           As of the date hereof, Schedule 4.8(a) includes a list of each Seller Material Contract. “Seller Material Contract” means any of the following Contracts to which the Acquired Company is a party or by which any of the Acquired Interests or Company Oil and Gas Properties are bound or subject, other than any Contract that is set forth on Schedule 6.14 and will be terminated in accordance with Section 6.14 prior to Closing:

(i)            Contracts involving obligations of, or payments to or from, the Acquired Company after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)           Contracts restricting, in any material respect, the Acquired Company (or, following the Closing, any Affiliate of the Acquired Company) from freely engaging in any business or competing anywhere;

(iii)          Contracts evidencing Indebtedness for Borrowed Money;

(iv)          Contracts guaranteeing any obligation of another Person;

(v)           Contracts between the Acquired Company, on the one hand, and any Affiliate of the Acquired Company or any officer, director, manager or employee of the Acquired Company or Affiliate of the Acquired Company or any immediate family member of any such individual, on the other hand;

(vi)          Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Company Oil and Gas Properties or the Acquired Interests;

(vii)         Contracts for any Hedging Transactions that will remain outstanding after the Closing;

(viii)        any agreement of indemnification, surety or guarantee by the Acquired Company on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(ix)          Contracts to sell, exchange or otherwise dispose of all or any part of the Company Assets on or after the Effective Time.

(b)           Each Seller Material Contract constitutes the legal, valid and binding obligation of such Seller and/or the Acquired Company party thereto, on the one hand, and, to the Knowledge of such Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither such Seller nor the Acquired Company party thereto, as applicable, is in material breach or default of its obligations under any of the Seller Material Contracts. To the Knowledge of Seller, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer Parties.

4.9          Environmental Matters.

(a)           To such Seller’s Knowledge, the Acquired Company and its ownership of the Company Assets is in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and has been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)           To such Seller’s Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against the Acquired

Company or related to such Seller’s indirect ownership of the Company Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)           Neither the Acquired Company nor the Company Assets have received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)           Neither the Acquired Company nor the Company Assets are subject to any pending, or to the Knowledge of such Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)           All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Acquired Company or the Company Assets, as applicable, under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to such Seller’s Knowledge are valid and currently in effect, and to such Seller’s Knowledge the Acquired Company and the Company Assets are in material compliance with such authorizations.

(f)            To such Seller’s Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Oil and Gas Property by the Acquired Company that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

4.10        Compliance with Laws.

To such Seller’s Knowledge, the Acquired Company is and has been for the period of the Acquired Company’s applicable ownership of the Company Oil and Gas Properties, in compliance in all material respects with all applicable Laws. The Acquired Company has, and to Seller’s Knowledge the Acquired Company’s predecessors in title to the Company Oil and Gas Properties have, complied in all material respects with all Laws to the extent directly relating to the acquisition of title to the Company Oil and Gas Properties, and any solicitations, presentations and/or representations related thereto. Neither such Seller nor the Acquired Company has received a written notice of a material violation of any Law that is applicable to the Company Oil and Gas Properties and that has not been (or will be prior to the Closing) corrected or settled. Notwithstanding any provision in this Section 4.10 (or any other provision of this Agreement) to the contrary, Section 4.7 and Section 4.9 shall be such Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and such Seller makes no other representations or warranties with respect to such matters, including under this Section 4.10.

4.11        Special Warranty.

Except for Permitted Encumbrances, the Acquired Company owns Defensible Title to the Company Oil and Gas Properties solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under the Acquired Company or any of its respective Affiliates, but not otherwise (the representation set forth in this Section 4.11, the “Special Warranty of Title”); provided that in no event shall the Special Warranty of Title extend to Title Defects of which Buyer Parties had Knowledge of on or prior to the Title Claim Date.

4.12                        No Transfers.

Except as set forth on Schedule 4.12, from and after the last date set forth on the Audited Financial Statements until the Execution Date, the Acquired Company has not sold, conveyed or otherwise transferred the Company Assets nor agreed to any such sale, conveyance or transfer, except as contemplated herein.

4.13                        No Cost-Bearing Interests.

The Company Assets do not include any unleased mineral interest where such Seller or the Acquired Company has agreed to, or Buyer Parties will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Company Assets have been forcepooled under applicable Law and the Acquired Company’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against the Acquired Company’s share of the proceeds of production attributable to such pooled unit.

4.14                        No Employees or Plans.

Since its inception, the Acquired Company has never had any employees. The Acquired Company does not maintain, sponsor or contribute to, nor is the Acquired Company required to contribute to, any Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of the Acquired Company with respect to any Employee Benefit Plan now maintained or previously maintained by any ERISA Affiliate of the Acquired Company, other than reimbursements of costs as may be provided in intercompany service agreements with such Seller or its Affiliates.

4.15                        Bank Accounts.

Schedule 4.15 sets forth a complete and accurate list of all deposit, demand, savings, passbook, lock box or similar accounts maintained by or on behalf of the Acquired Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.16                        Bankruptcy.

There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened against the Acquired Company.

4.17                        Suspense Funds; Pay Status.

To such Seller’s Knowledge, Schedule 4.17 sets forth, as of December 16, 2019, (a) each Well with respect to which the Acquired Company has received notice from any lessee or Third

Party that any proceeds attributable to such Well are being or will be placed in suspense with respect to production of Hydrocarbons from such Well and (b) each Well (i) that has a publicly reported completion date prior to the Effective Time, (ii) from which Hydrocarbons have been produced and (iii) for which the Acquired Company has not been placed into pay status.

ARTICLE 5
Representations and Warranties Relating to Buyer Parties

Buyer Parties hereby represent and warrant to Sellers:

5.1                               Organization of Buyer Parties.

Each Buyer Party is a limited partnership or limited liability company, as applicable, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own such Buyer Parties’ Buyer Assets and to conduct its business as it is now being conducted. Each Buyer Party is duly licensed or qualified in each jurisdiction in which the ownership of such Buyer Parties’ Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer Parties have made available to Sellers complete and correct copies of all Organizational Documents of Buyer Parties, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2                               Authorization; Enforceability.

Each Buyer Party has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Buyer Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each Buyer Party is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of each Buyer Party, and no other proceeding on the part of a Buyer Party is necessary to authorize this Agreement and the other Transaction Documents to which a Buyer Party is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Buyer Party, and this Agreement constitutes a valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which any Buyer Party is a party has been or shall be duly and validly executed and delivered by the applicable Buyer Party, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of the applicable Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3                               No Conflict; Consents.

Each Buyer Party is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 5.3 or as would not reasonably be expected to prevent, impede or materially delay the ability of each Buyer Party to enter into and perform its obligations under this Agreement, the execution and delivery by each Buyer Party of this Agreement and the other Transaction Documents to which such Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby by a Buyer Party do not and shall not:

(a)                                 violate any Law applicable to such Buyer Party or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)                                 conflict with or violate any Organizational Document of a Buyer Party;

(c)                                  require any filing with, or the giving of any notice to, any Person;

(d)                                 require any consent or approval of any Person; or

(e)                                  conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of such Buyer Party, in each case, under the terms, conditions or provisions of any Contract to which such Buyer Party is a party or by which such Buyer Party may be bound.

5.4                               Capitalization.

(a)                                 As of the Execution Date, the issued and outstanding partnership interests of KRP consist of 23,518,652 Common Units, 25,557,606 Class B Units and 110,000 Series A Cumulative Convertible Preferred Units representing limited partner interests in KRP. All issued and outstanding partnership interests of KRP are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents). All issued and outstanding partnership interests of KRP were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents, KRP does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

(b)                                 As of the close of business on the Execution Date, Schedule 5.4(b) sets forth with respect to each subsidiary of KRP (excluding Opco), (i) a complete listing of all equity interests of each subsidiary of KRP that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise, and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of KRP (excluding Opco) are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA, Sections 18-607 and 18-804 of the DLLCA or Sections 153.102, 153.112, 153.202 and 153.210 of the Texas Code) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of KRP (excluding Opco) is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)                                  Except as disclosed in KRP’s SEC Documents, (i) there are no outstanding securities of KRP convertible into, exchangeable or exercisable for partnership interests or other equity interests of KRP, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from KRP, or obligations of KRP to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of KRP, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to KRP, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of KRP.

(d)                                 The Common Units issued pursuant to this Agreement will be duly authorized by KRP prior to the Closing Date, and when issued and delivered to Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

5.5                               No Integration.

Neither Buyer Parties nor any of their Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

5.6                               No Stabilization.

Neither Buyer Parties nor any of their Affiliates have taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of KRP or to facilitate the sale or resale of its securities.

5.7                               Litigation.

Except as set forth on Schedule 5.7, as of the Execution Date no Buyer Party or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party to a Proceeding or (c) to the Knowledge of Buyer Parties, has been threatened in writing with any Proceeding.

5.8                               Financial Statements.

KRP has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2018 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “KRP Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The KRP Financial Statements were prepared from the books and records of KRP in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of KRP as of, and for the periods ended on, such applicable dates. The other financial information of KRP, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of KRP, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of KRP that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, KRP is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of KRP. KRP does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the KRP Financial Statements, (B) liabilities that have arisen after September 30, 2019 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the Commission with respect to any of the SEC Documents.

5.9                               Independent Registered Public Accounting Firm.

Grant Thornton LLP, which has audited the financial statements of KRP and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to KRP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of KRP as a result of or in connection with any disagreement with KRP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

5.10                        Controls and Procedures; Listing.

(a)                                 KRP has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to KRP required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to KRP’s management.

(b)                                 The Common Units are listed on the New York Stock Exchange, and KRP (i) is in material compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange and (ii) has not received any notice (A) of delisting or (B) asserting non-compliance with the listing requirements of the New York Stock Exchange. KRP has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

5.11                        Contracts.

Neither Buyer Party is a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on any Buyer Party or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on any Buyer Party or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon Sellers or any of their respective Affiliates as a result of being Affiliated with any Buyer Party or by virtue of owning the Common Units issued hereunder.

5.12                        Absence of Certain Changes.

(a)                                 Since December 31, 2018, except as disclosed in the SEC Documents, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

(b)                                 Since September 30, 2019, except as set forth in Schedule 5.12(b) or disclosed in KRP’s SEC Documents, Buyer Parties have not taken or permitted to occur any of the actions referred to in Section 6.2(b)(ii), Section 6.2(b)(iii), Section 6.2(b)(iv), Section 6.2(b)(v), Section 6.2(b)(vii), Section 6.2(b)(viii), Section 6.2(b)(ix) or Section 6.2(b)(x).

5.13                        Taxes.

(a)                                 (i) All material Tax Returns required to be filed by a Buyer Party or any of its subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by a Buyer Party or any of its subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the assets of a Buyer Party or any of its subsidiaries that arose in connection with any failure to pay any Tax, and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)                                 There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to a Buyer Party or any of its subsidiaries that has been commenced or is presently pending.

(c)                                  There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of a Buyer Party or any of its subsidiaries.

(d)                                 No claim has ever been made against a Buyer Party by a taxing authority in a jurisdiction where such Buyer Party or any of its subsidiaries does not file Tax Returns that such Buyer Party or any of its subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)                                  No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to a Buyer Party or any of its subsidiaries.

(f)                                   KRP is properly classified as a corporation for U.S. federal Income Tax purposes and for purposes of any applicable state Income Taxes that follow U.S. federal Income Tax entity classification principles.

5.14                        Environmental Matters.

(a)                                 To Buyer Parties’ Knowledge, Buyer Parties and their ownership of the Buyer Assets are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years or shorter period of ownership, as applicable.

(b)                                 To Buyer Parties’ Knowledge, there are no environmental conditions that could reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against a Buyer Party or any Buyer Asset under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location.

(c)                                  Neither Buyer Party has received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-

compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)                                 None of Buyer Parties or the Buyer Assets are subject to any pending or, to the Knowledge of Buyer Parties, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

(e)                                  All material permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by any Buyer Party under any Environmental Law in connection with its current assets, operations and business have been duly obtained or filed, to Buyer Parties’ Knowledge are valid and currently in effect, and to Buyer Parties’ Knowledge each of Buyer Parties and the Buyer Assets are in material compliance with such authorizations.

(f)                                   To Buyer Parties’ Knowledge, there has been no release of any Constituents of Concern into the Environment in, on or under any Buyer Asset that, with notice or the passage of time or both, could reasonably be expected to result in a material liability pursuant to Environmental Law.

5.15                        Form S-3 Eligibility.

As of the Execution Date, KRP is eligible to register for resale by Sellers under Form S-3 promulgated under the Securities Act the Common Units to be issued hereunder.

5.16                        Brokers’ Fees.

Neither Buyer Parties nor any of their Affiliates have entered into any Contract with any Person that would require the payment by Sellers or their respective Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.17                        Distribution Restrictions.

Neither Buyer Parties nor any of their subsidiaries are currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to a Buyer Party or any of its subsidiaries any loans or advances or from transferring any property or assets to a Buyer Party or any of its subsidiaries, except (a) such prohibitions mandated by the laws of Buyer Parties’ and each of their respective subsidiaries’ state of formation and the terms of Buyer Parties’ and each of their subsidiaries’ Organizational Documents and prohibitions contained in the Credit Agreement, dated as of January 11, 2017, among KRP, the several lenders from time to time parties thereto and Frost Bank, as administrative agent and sole arranger, as amended (the “KRP Credit Agreement”), (b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 5.17.

5.18                        Securities Law Compliance.

Opco is an accredited investor as defined in Regulation D under the Securities Act. Opco (a) is acquiring the Acquired Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof and (c) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Acquired Interests may be resold without registration under such Laws only in certain limited circumstances. Opco has had an opportunity to discuss the Acquired Company’s business, management and financial affairs with the members of the Acquired Company’s management and has had an opportunity to ask questions of, and receive answers from, the officers and other representatives of the Acquired Company.

5.19                        Exemptions from Securities Laws.

Provided that the representations made by Sellers in Section 3.8 of this Agreement are true and accurate on the Closing Date, the Indemnity Escrow First Release Date and the Indemnity Escrow Second Release Date, as applicable, the issuance of Common Units to Sellers in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer Parties under the Securities Act in connection with such issuance.

5.20                        Sarbanes-Oxley.

KRP and, to KRP’s Knowledge, the directors or officers of KRP’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith. KRP maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.21                        Investment Company Status.

Neither Buyer Parties nor any of their subsidiaries are, and immediately after the purchase of the Acquired Interests hereunder, will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

5.22                        BUYER PARTIES’ INDEPENDENT INVESTIGATION; DISCLAIMER.

BUYER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY ASSETS AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED COMPANY. BUYER PARTIES ARE (OR THEIR RESPECTIVE

ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER PARTIES HAVE RELIED UPON THEIR OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 AND THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.6(a)(iii), OF THIS AGREEMENT, AND BUYER PARTIES:

(a)                                 ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT BEEN INDUCED BY AND HAVE NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS, THE ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 4 OR IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.6(a)(iii) OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)                                 ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 OR IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.6(a)(iii) OF THIS AGREEMENT, NONE OF SELLERS, THE ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER PARTIES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER PARTIES (INCLUDING THEIR DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER PARTIES (INCLUDING THEIR DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLERS, THE ACQUIRED COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “SELLER DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION IS NOT THE EXPRESS SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER PARTIES HAVE NOT RELIED ON THE SELLER DUE DILIGENCE INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLERS, THE ACQUIRED COMPANY AND THEIR RESPECTIVE

AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH SELLER DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)                                  ACKNOWLEDGE AND AGREE THAT (i) THE SELLER DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER PARTIES ARE FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH HEREIN OR IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 2.6(a)(iii) OF THIS AGREEMENT, BUYER PARTIES ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY BUYER PARTIES ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT THEIR SOLE RISK.

5.23                        Financial Ability.

Buyer Parties have, through a combination of cash on hand and capital commitments and pursuant to commitments for other sources of financing (which commitments are subject to the terms and conditions set forth in the agreements containing such commitments in effect on the date hereof), funds sufficient to fund the aggregate Dollar amount constituting the Unadjusted Cash Purchase Price (as defined in this Agreement) plus the Unadjusted Cash Purchase Price (as defined in the SEP II SPA) to be funded separate and apart from the Equity Financing and to satisfy the related costs and expenses arising in connection with the consummation thereof.

ARTICLE 6
Covenants

6.1                               Conduct of Each Seller’s Business.

(a)                                 Operations before the Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1 or (iii) for any actions required to be taken by the Acquired Company pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer Parties, in each case, which shall not be unreasonably withheld, conditioned or delayed, each Seller shall cause the Acquired Company to (y) operate in the Ordinary Course and (z) maintain in all material respects the books of account and Records relating to the business of the Acquired Company in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

(b)                                 Restricted Activities. Without the prior written consent of Buyer Parties, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer Parties fail to reject in writing a request for consent from a Seller within five (5) Business Days of such Seller’s Notice requesting such consent, Buyer Parties shall be deemed to have provided such consent), between the Execution Date and the Closing and except as set forth on Schedule 6.1, each Seller shall cause the Acquired Company not to:

(i)                                     amend its Organizational Documents;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by such Seller to Buyer Parties;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person (other than equity investments in the Acquired Company), including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Company Assets or Acquired Interest or other equity interest in the Acquired Company, (B) securities convertible into any Acquired Interest or other equity interests or (C) rights, warrants, commitments or options to acquire any Company Assets or Acquired Interest or other equity interests;

(vi)                              (A) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Acquired Interests (whether in cash, stock or property, or any combination thereof, but other than cash distributions made to any Seller prior to the Closing), (B) adjust, split, combine or reclassify any Acquired Interests or other equity interests in any Acquired Company or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Acquired Interests or other equity interests in any Acquired Company;

(vii)                           enter into any derivative, option, hedge or futures Contracts;

(viii)                        enter into any new line of business;

(ix)                              incur any Indebtedness for Borrowed Money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Company;

(x)                                 hire any employees;

(xi)                              enter into any Contract (A) that would constitute a Seller Material Contract, (B) that restrains, limits or impedes any Acquired Company’s ability to compete with or conduct any business or line of business, including geographic limitations on any Acquired Company’s activities or (C) with any Seller or an Affiliate of any Seller, in each case other than Contracts with respect to Excluded Assets or Contracts that will be terminated prior to the Closing with no ongoing liability applicable to the Acquired Company;

(xii)                           terminate (other than terminations based on the expiration without any affirmative action by any Seller or that do not result in any material liability to the Acquired Company), cancel, materially amend or modify any Seller Material Contract;

(xiii)                        terminate (other than terminations based on the expiration without any affirmative action by any Seller or that do not result in any material liability to the Acquired Company), cancel, materially amend or modify any oil, gas and/or mineral lease or any instrument creating or evidencing an interest in Hydrocarbons (a “Lease”), or voluntarily waive or release any material right with respect to any Leases;

(xiv)                       commence any Proceeding or settle or compromise any Proceedings other than those that provide for a complete release of the Acquired Company from all claims subject to such dispute and do not provide for any admission of liability by the Acquired Company;

(xv)                          enter into, execute or extend any Leases or otherwise take any action that would reasonably be expected to result in the receipt of lease bonuses, delay rentals or similar payments;

(xvi)                       make or change any material Tax elections with respect to the Company Assets or the Acquired Company, except as required by applicable Law; or

(xvii)                    agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Notwithstanding the above provisions of Section 6.1, prior to the Closing, each Seller may, and may cause its Affiliates to, (i) remove all cash and cash equivalents from the Acquired Company in such manner as such Seller shall determine, provided that such removal does not impose any liability or obligation on the Acquired Company that will survive the Closing, or create any Lien on any Company Asset, and (ii) take all necessary actions to wind up or otherwise terminate any and all Hedging Transactions to which the Acquired Company is a party.

(d)                                 Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer Parties:

Matt Daly
Kimbell Royalty Group
777 Taylor Street, Suite 810
Fort Worth, Texas 76102
Email: matt@kimbellrp.com

6.2                               Conduct of Buyer Parties’ Business.

(a)                                 Operations before the Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.2 or (iii) for any actions required to be taken by a Buyer Party pursuant to Law, without the prior written consent of Sellers, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, Buyer Parties shall (y) operate in the Ordinary Course and (z) maintain in all material respects the books of account and Records relating to the business of Buyer Parties in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer Parties.

(b)                                 Restricted Activities. Without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if Sellers fail to reject in writing a request for consent from Buyer Parties within five (5) Business Days of Buyer Parties’ Notice requesting such consent, Sellers shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement between the Execution Date and the Closing, Buyer Parties shall not:

(i)                                     amend their respective Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units;

(ii)                                  adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               change their respective accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer Parties to Sellers;

(iv)                              acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person, including the formation of any joint ventures;

(v)                                 offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, Buyer Parties or their subsidiaries, (B) securities convertible into any equity interests in Buyer Parties or their subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, Buyer Parties or their subsidiaries, in each case, other than in connection with the Equity Financing or among wholly-owned subsidiaries of either Buyer Party;

(vi)                              (A) except in connection with Buyer Parties’ regularly scheduled quarterly cash distributions and other cash dividends or distributions between Buyer Parties and/or their respective subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of Buyer Parties’ or their subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests of Buyer Parties or their subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in Buyer Parties or their subsidiaries;

(vii)                           enter into any new line of business;

(viii)                        incur any Indebtedness for Borrowed Money (other than in the Ordinary Course, including to fund all or a portion of the Adjusted Cash Purchase Price, and as otherwise permitted pursuant to the KRP Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer Parties or their subsidiaries, in each case, other than among wholly owned subsidiaries of either Buyer Party and KRP;

(ix)                              enter into or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of a Buyer Party or its subsidiaries or terminate any such arrangement (other than arrangements between Buyer Parties or between a Buyer Party and any wholly owned subsidiaries thereof);

(x)                                 make or change any material Tax elections with respect to the assets of Buyer Parties, except as required by applicable Law; or

(xi)                              agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Requests for approval of any action restricted by this Section 6.2 shall be delivered to the following individuals, who shall have full authority to grant or deny such requests for approval on behalf of the applicable Seller set forth under such individual’s name:

Ryan Watts

Springbok Investment Management, LP
5950 Berkshire Lane, Suite 1250
Dallas, Texas 75225
E-mail: rwatts@springbokenergy.com

6.3                               Sale of SSR Interests.

On or prior to the Closing Date, SSR shall contribute, transfer, assign, convey and deliver to the Acquired Company, to be effective as of the Effective Time, and the Acquired Company shall purchase, receive, acquire and accept, all of SSR’s right, title and interest in the Company Oil and Gas Properties listed on Schedule 6.3, in each case, free and clear of all Liens other than Permitted Encumbrances.

6.4                               Access; Confidentiality.

(a)                                 To the extent related to the Acquired Company, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 6.4 and obtaining any required consents of Third Parties (which consents Sellers shall use commercially reasonable efforts to obtain; provided, that Sellers shall not be required to make any payments therefor), each Seller shall provide Buyer Parties and their Representatives access to the Records that are in such Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with the Acquired Company’s ownership of the Company Assets in the Ordinary Course. Any Assessment conducted by Buyer Parties or on behalf of Buyer Parties hereunder shall be conducted at Buyer Parties’ sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer Parties’ own independent review and judgment. Subject to the express representations and warranties contained in Article 4, no Seller shall be deemed by Buyer Parties’ receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Company Assets or the accuracy of such Records or the information contained therein.

(b)                                 All information obtained by and access granted to Buyer Parties and their representatives under this Section 6.4 shall be subject to the terms of Section 6.11.

(c)                                  Contact with Business Relations. Prior to the Closing, Buyer Parties and their Representatives shall contact and communicate with the business relations of the Acquired Company and its Affiliates in connection with the transactions contemplated hereby only with the prior written consent of Sellers, such consent not to be unreasonably withheld. Upon request by Buyer Parties, to the extent such consent is granted, Sellers shall use commercially reasonable efforts to facilitate communications between Buyer Parties and the employees, customers, suppliers and other business relations of the Acquired Company.

6.5                               Books and Records.

No later than thirty (30) days after the Closing, Sellers shall deliver to Buyer Parties all Records that are in possession of Sellers, except for the Excluded Records. From and after the Closing Date, subject to Section 6.11, each Seller may (at such Seller’s sole cost and expense) retain a copy of any or all of the Seller Due Diligence Information and all other books and records relating to the business or operations of the Acquired Company on or before the Closing Date that are required by such Seller to comply with legal obligations or that relate to the Excluded Assets.

6.6                               Insurance.

Buyer Parties acknowledge and agree that, effective upon the Closing, the insurance policies of Sellers and their Affiliates related to the Acquired Company shall be terminated or modified to exclude coverage of the Acquired Company, and, as a result, it shall be the obligation of Buyer Parties to obtain at their sole cost and expense replacement insurance effective from and after the Closing. Sellers shall pursue, and shall cause their Affiliates to pursue, on behalf of and for the benefit of the Acquired Company, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period; provided, that if such recovery occurs subsequent to the Closing, each Seller or any of such Seller’s Affiliates receiving such recovery shall pay to Buyer Parties the amount of such recovery upon receipt thereof by such Seller or its Affiliates.

6.7                               Further Assurances.

Subject to the terms and conditions of this Agreement, including Section 6.15(b)(i), each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to, and Sellers, prior to the Closing, and Buyer Parties, after the Closing, agree to cause the Acquired Company to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

6.8                               Publicity.

All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer Parties and Sellers; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 6.8 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state the Unadjusted Purchase Price or Adjusted Cash Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer Parties or Sellers, as applicable, which consent will not be unreasonably conditioned, delayed or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Company and the acquisition or disposition of the Acquired Company in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders or partners post-Closing or (c) any Party from communicating with its employees on a confidential basis.

6.9                               Fees and Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in this Agreement, including Section 8.3(d), all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)                                 Buyer Parties shall be responsible for, and shall indemnify and hold harmless Sellers against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer Parties and Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

6.10                        Taxes.

(a)                                 Each Party shall be responsible for and bear its own Income Taxes. Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, all Pass-Through Tax Returns. Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any of its Affiliates (including the Acquired Company) of any notice of any pending or threatened Tax audits, examinations, assessments or other proceedings with respect to Pass-Through Tax Returns. In the case of any such audit or other proceeding with respect to a Pass-Through Tax Return, Sellers shall control such Tax Contest in their sole discretion; provided, that Sellers agree that, with respect to any Tax period that ends on or before the Closing Date, the Acquired Company shall make an election under Section 6226 of the Code.

(b)                                 Each Seller shall retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer Parties. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (including ad valorem or property taxes measured by or based on production) shall be allocated based on severance or production occurring before the Effective Time (which shall be the applicable Seller’s responsibility) and from and after the Effective Time (which shall be Buyer Parties’ responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be the applicable Seller’s responsibility) and from and after the Effective Time (which shall be Buyer Parties’ responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis (other than Asset Taxes described in clause (A)) shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be the applicable Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer Parties’ responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. Ad valorem Taxes that are levied based upon the value of Hydrocarbons produced in the preceding calendar year (including pursuant to Colorado Revised Statutes Section 39-7-101) shall be apportioned between the Parties in accordance with the relative ownership periods during which production occurred; accordingly, such Taxes for 2020, based on 2019 production of Hydrocarbons shall be apportioned between the Parties in proportion to the time period that each respective Party was deemed to own the Company Oil and Gas Properties during the 2019 taxable year, such that Sellers shall be liable for these taxes in proportion to the 2019 Hydrocarbon production revenue from the Company Oil and Gas Properties prior to the Effective Time and Buyer Parties shall be liable for these Taxes in proportion to the 2019 Hydrocarbon production revenue from the Company Oil and Gas Properties from and after the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 6.10(b) is not determinable on the Closing Date or the Final Settlement Date, Buyer Parties and the applicable Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.9. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.10(b).

(c)                                  Except as required by applicable Law, Sellers shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes attributable to Sellers, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns are required to be filed before the Closing Date). Buyer Parties shall prepare and file or cause to be prepared and filed all Tax Returns with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Sellers shall provide Buyer Parties with and Buyer Parties shall provide Sellers with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Tax period, if such Tax Return is required to be filed less than ten (10) days after the close of such Tax period), and the filing Party shall incorporate all reasonable comments of such other Parties provided to such filing Party in advance of the due date for the filing of such

Tax Return. The Parties agree that (x) this Section 6.10(c) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.10(c) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties in accordance with Section 6.10(b).

(d)                                 Buyer Parties and each Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer Parties or such Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(e)                                  Each Seller shall be entitled to any and all refunds of Asset Taxes allocated to such Seller pursuant to Section 6.10(b), and Buyer Parties shall be entitled to any and all refunds of Asset Taxes allocated to Buyer Parties pursuant to Section 6.10(b). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.10(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(f)                                   Buyer Parties shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the U.S. Treasury Regulations) or an “Exchange Accommodation Titleholder” (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by Buyer Parties in connection with this Section 6.10(f); (ii) an assignment under this Section 6.10(f) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) no Party represents to any other Party that any particular tax treatment will be given to any Party as a result of any such assignment. In the event a Party assigns its rights under this Agreement pursuant to this Section 6.10(f), such Party agrees to notify the other Parties in writing of such assignment at or before the Closing. If a Buyer Party assigns its rights under this Agreement for this purpose, each Seller agrees to (X) consent to such Buyer Party’s assignment of its rights in this Agreement in the form reasonably requested by such Buyer Party’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will a Seller be required to transfer the Company Assets in any form other than through a transfer of the Acquired Interests and in no event will a

Seller be required to transfer the Acquired Interests to more than one transferee (i.e., all of the Acquired Interests will be transferred to a single transferee)), (Y) accept all or a portion of the payments payable under this Agreement from the account designated by such Buyer Party’s Qualified Intermediary or Exchange Accommodation Titleholder at the Closing and (Z) at the Closing, subject to the limitations otherwise set forth herein, convey and assign directly to such Buyer Party’s Qualified Intermediary or Exchange Accommodation Titleholder (as directed in writing) the Acquired Interests which are the subject of this Agreement upon satisfaction of the other conditions to the Closing and other terms and conditions hereof.

(g)                                  Buyer Parties shall use their reasonable best efforts to, after the Closing, notify each operator of each Well associated with the Company Assets of the change of the employee identification number associated with the Acquired Company.

6.11                        Confidentiality.

(a)                                 Buyer Parties acknowledge that, pursuant to their right of access to the Records, as set forth in Section 6.4, Buyer Parties will become privy to confidential and other information of Sellers and that such confidential information shall be held confidential by Buyer Parties and their Representatives in accordance with the terms of the Buyer Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, upon the Closing, all obligations of Buyer Parties under the terms of the Buyer Confidentiality Agreement shall terminate as they relate to the Acquired Interests.

(b)                                 Subject to Section 6.8, for a period of one (1) year from and after the Closing Date, each Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer Parties or the Acquired Company, except with the prior written consent of Buyer Parties or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of such Seller or any of its Affiliates committed following the Closing or (ii) is lawfully acquired by such Seller or any of its Affiliates from and after the Closing from sources which are not known to such Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer Parties or the Acquired Company; provided, however, that (x) nothing shall prohibit such Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) such Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Company and the acquisition or disposition of the Acquired Company in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders or partners.

6.12                        Notices to Escrow Agent and Transfer Agent.

Sellers and Buyer Parties shall provide the Escrow Agent and the Transfer Agent, as applicable, with such notices, directions and instructions as are necessary for such agent to fulfill its obligations, as set forth in the Escrow Agreement, this Agreement or elsewhere, in accordance with the provisions of this Agreement.

6.13                        [Reserved.]

6.14                        Affiliate Contracts.

Prior to the Closing, Sellers shall cause the Acquired Company to terminate, without liability or continuing obligation to the Acquired Company, the Contracts listed on Schedule 6.14.

6.15                        Financing; Assistance with Financial Statements and Other Matters.

(a)                                 From and after the Execution Date until the Closing Date, Sellers shall use reasonable best efforts to direct the Acquired Company’s consultants, accountants, reserve engineers, agents and representatives to, during customary business hours and, provided that such efforts do not unreasonably interfere with the business operations of Sellers or the Acquired Company, cooperate with Buyer Parties and independent auditors chosen by Buyer Parties (“Buyer’s Auditor”) in connection with the KRP Credit Agreement, any audit by Buyer’s Auditor of any financial statements of the Acquired Company or reserve reports with respect to the Company Oil and Gas Properties, in each case, relating to the period prior to the Closing Date, or other actions that Buyer Parties or any of their Affiliates reasonably require to comply with the requirements under state and federal securities Laws (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of such Seller or the Acquired Company). Such cooperation will include (i) reasonable access to the Acquired Company’s officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of the Acquired Company (as applicable) that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by KRP under the Securities Act or required by the Commission under securities Laws applicable to KRP or any report required to be filed by KRP under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum for any equity or debt financing of KRP; (iii) providing information reasonably requested by Buyer Parties in connection with KRP’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports; (iv) furnishing information to Buyer Parties with respect to the Acquired Company or such Seller (as applicable) as may be reasonably requested by Buyer Parties in order to arrange, market or consummate the Equity Financing; (v) providing customary access to information for any due diligence to be performed in connection with the Equity Financing, and causing senior management of the Acquired Company to participate in reasonably scheduled diligence meetings in connection with the Equity Financing; (vi) providing information reasonably requested by Buyer Parties with respect to property descriptions of the Company Assets necessary to execute and record a deed of trust for any financing activities (including under the KRP Credit Agreement); (vii) using reasonable best efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about the Acquired Company as is reasonably requested by Buyer Parties which relates to applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the USA PATRIOT ACT); (viii) delivery of one or more customary representation letters from the

Acquired Company (as applicable) to the auditor of the Audited Financial Statements that are reasonably requested by Buyer Parties to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.15(a); and (ix) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Sellers or the Acquired Company (as applicable) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Buyer Parties. Notwithstanding the foregoing, (x) nothing herein shall expand a Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer Parties, their Affiliates or any Third Party any rights to which it is not entitled hereunder, (y) nothing in this Section 6.15(a) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 6.15(a) and (z) Buyer Parties will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by any Seller or the Acquired Company pursuant to this Section 6.15(c) shall be at Buyer Parties’ written request with reasonable prior notice to Sellers, and no such cooperation by a Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement. Each Seller’s agreement under this Section 6.15(a) is an accommodation by such Seller to Buyer Parties and is not a condition to Buyer Parties’ obligations under this Agreement. No Seller or any Seller Indemnified Party shall have any liability or responsibility to Buyer Parties with respect to the accuracy or completeness of any information delivered pursuant to this Section 6.15(a).

(b)                                 Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that: (i) all determinations regarding the Equity Financing (including with respect to the pricing of such Equity Financing) shall be made by Buyer Parties in their sole and absolute discretion, and any failure to consummate the Equity Financing shall not be considered a breach of any covenant or agreement on the part of Buyer Parties under this Agreement; (ii) each Seller’s cooperation pursuant to the provisions of this Section 6.15 shall be at Buyer Parties’ sole cost and expense, and on the Closing Date, Buyer Parties shall promptly reimburse each Seller for all reasonable and documented out-of-pocket costs and expenses incurred by such Seller or its Affiliates in connection with such cooperation; (iii) Buyer Parties shall indemnify and hold harmless each Seller Indemnified Party from and against any and all Losses by any such Persons suffered or incurred in connection with any assistance or activities provided in connection therewith other than to the extent such Losses arise from the gross negligence, willful misconduct or bad faith of such Seller Indemnified Party; (iv) each Seller shall have the right (prior to the Closing) to review any presentations or other material written information prepared by Buyer Parties or their Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); (v) except to the extent disclosed to underwriters, initial purchasers or potential investors in connection with the Equity Financing, all non-public or otherwise confidential information regarding Sellers or the Company Assets obtained by Buyer Parties or their Representatives shall be kept confidential in accordance with Section 6.11; (vi) the assistance described in this Section 6.15 shall not require a Seller to take any action that such Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (vii) no Seller shall be required to provide any information to Buyer Parties or any of their respective equity or debt financing sources that is not then in such Seller’s or its Affiliates’ possession.

(c)                                  Notwithstanding the foregoing, nothing in this Section 6.15 will require Sellers to provide (or be deemed to require Sellers to prepare) any (i) pro forma financial statements, (ii) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing or pro forma adjustments or assumptions desired to be incorporated into any information used in connection with any financing of KRP or its Affiliates, including the Equity Financing, (iii) description of all or any portion of any financing of KRP or its Affiliates, including the Equity Financing, any “description of notes” or other information customarily provided by any lender party or their counsel, (iv) projections, risk factors or other forward-looking statements relating to all or any component of any financing of KRP or its Affiliates, including the Equity Financing, (v) other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act or (vi) financial statements other than those required pursuant to Section 4.5 and Section 6.19.

6.16                        No Shop.

Until the earlier of the occurrence of the Closing or the termination of this Agreement pursuant to Article 8:

(a)                                 Each Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the Execution Date until the Closing, each Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)                                 Each Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)                                  For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Interests or any portion of the Company Assets.

6.17                        Lock-Up.

During the period beginning on the Closing Date and ending on the one hundred twentieth (120th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), no Seller will lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Units. In the interest of clarity, nothing in this Section 6.17 shall restrict any Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period or (y) being named as a selling unitholder in a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act. Nothing in this Section 6.17 shall prohibit or limit the ability of any Seller to effect any transfer of Common Units (i) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (ii) to any such Seller’s limited partners, members or stockholders, or to the estate of any of the foregoing; as part of a distribution, (iii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such Seller, (iv) to any corporation, partnership, investment fund or other entity that is an Affiliate of such Person; provided, that in each case of the foregoing clauses (i) through (iv), the transferee agrees in writing to be bound by all the terms of this Section 6.17, (v) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (vi) pursuant to an order of a court or regulatory agency.

6.18                        Additional Listing Application.

As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application and the supporting documents required to accompany the Additional Listing Application, KRP shall submit to the New York Stock Exchange an additional listing application relating to the Common Units to be issued hereunder (the “Additional Listing Application”) and shall take all actions, and do all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

6.19                        Delivery of Financial Statements.

As soon as reasonably practicable following the Execution Date (and, in any event, within thirty (30) days after the Closing Date), each Seller shall use its commercially reasonable efforts to deliver to Buyer Parties an audited balance sheet of the Acquired Company as of, and for the year ended, December 31, 2019, together with the related audited statements of income, changes in owners’ equity, and cash flow for the periods then ended. To the extent such financial statements are not delivered prior to the Closing, the preparation and delivery thereof shall be made pursuant to the terms of the Transition Services Agreement. All costs and expenses associated with Sellers’ compliance with this Section 6.19 shall be the responsibility of Buyer Parties.

6.20                        Transition Services Agreement.

At the Closing, SIM and Buyer Parties each shall be ready, willing and able to enter into the Transition Services Agreement.

6.21                        Schedule Supplements.

Each Party shall have the continuing right until two (2) Business Days prior to the Closing Date to add, supplement or amend the Disclosure Schedules to the representations and warranties of such applicable Party with respect to any matter arising or discovered after the Execution Date, which, if existing or known as of the Execution Date or thereafter, would have been required to be set forth or described in the Disclosure Schedules so that the representations or warranties of such Party would be true, correct and complete as of the Closing Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.1 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment under this Section 6.21. If the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment in accordance with the first sentence of this Section 6.21 shall be disregarded for purposes of, and shall not affect, Buyer Parties’ remedies under Section 9.2(a)(i) to the extent that such addition, supplement or amendment does not individually or in the aggregate result in a failure to satisfy the condition set forth in Section 7.1(a); provided, however, that in the event that such addition, supplement or amendment does, individually or in the aggregate, result in a failure to satisfy the condition set forth in Section 7.1(a) and Buyer Parties waive in writing the failure of such condition, Buyer Parties shall be deemed to have waived such remedies under Section 9.2(a)(i) with respect to such addition, supplement or amendment.

6.22                        Certificate Legend Removal.

Pursuant to the Transfer Agent’s receipt of an opinion of counsel to Sellers reasonably satisfactory to KRP and the Transfer Agent that registration under the Securities Act is not required, KRP shall use its reasonable best efforts to cause the Transfer Agent to remove from the Common Units to be issued hereunder, whether in book-entry or certificated form, any Securities Act legend applied to such Common Units, following Sellers’ written request to have such Securities Act legend removed and Sellers’ provision of any other documentation that may be reasonably requested by the Transfer Agent in connection with the removal of such Securities Act legend from such Common Units.

ARTICLE 7
Conditions to the Closing

7.1                               Conditions to Obligations of Buyer Parties to the Closing.

The obligation of Buyer Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer Parties:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.6, 4.1 and 4.3 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Sellers made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall have been true and correct as of such specified date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Company Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Performance. Each Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by such Seller on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Buyer Parties shall have received the documents and certificates required under Section 2.6(a).

(e)                                  Debt Payoff Letters. Each payee of Company Indebtedness shall have delivered a Release Letter to the Acquired Company and all indebtedness stated in each Release Letter so delivered, as well as all accrued and unpaid interest, breakage costs and prepayment fees or penalties that will be incurred in connection with the payment and discharge of such Company Indebtedness as stated in each such Release Letter, shall be paid in full at the Closing and all Liens associated therewith shall be released at or prior to the Closing, and Buyer Parties shall be provided with UCC-3s necessary to effectuate such termination.

(f)                                   No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the Execution Date nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect after the Execution Date.

(g)                                  No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(h)                                 Closing of SEP II SPA. The closing of the transactions contemplated by the SEP II SPA shall have occurred, or shall occur concurrently with the Closing.

7.2                               Conditions to the Obligations of Sellers to the Closing.

The obligation of each Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Sellers:

(a)                                 Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer Parties set forth in Sections 5.1, 5.2 and 5.4 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer Parties made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall have been true and correct as of such specified date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 Performance. Buyer Parties shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer Parties on or before the Closing.

(c)                                  No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)                                 Closing Deliverables. Sellers shall have received the documents and certificates required under Section 2.6(b).

(e)                                  No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred after the Execution Date nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect after the Execution Date.

(f)                                   No Walk Right. Subject to Section 2.5, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

(g)                                  NYSE Approval. The Additional Listing Application shall have been approved and the Common Units to be issued hereunder shall have been approved for listing on the New York Stock Exchange.

(h)                                 Closing of SEP II SPA. The closing of the transactions contemplated by the SEP II SPA shall have occurred, or shall occur concurrently with the Closing.

ARTICLE 8
Termination

8.1                               Termination. Subject to Section 8.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                                 by the mutual written consent of Buyer Parties and Sellers;

(b)                                 by either Buyer Parties or Sellers upon Notice to the other Parties, if the Closing has not been consummated by June 2, 2020; provided, however, that neither Buyer Parties nor any Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Person’s breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)                                  by Buyer Parties, upon Notice to Sellers, if (i) there has been a breach by a Seller of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer Parties set forth in Sections 7.1(a) or 7.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by such Seller within thirty (30) days after Notice thereof from Buyer Parties, (ii) Buyer Parties are ready, willing and able to perform all covenants to be performed by Buyer Parties at the Closing and (iii) Buyer Parties are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of a Seller set forth in Sections 7.2(a) or 7.2(b);

(d)                                 by Sellers, upon Notice to Buyer Parties, if (i)(A) there has been a breach by Buyer Parties of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Sellers set forth in Sections 7.2(a) or 7.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer Parties within thirty (30) days after Notice thereof from such Sellers, (B) Sellers are ready, willing and able to perform all covenants to be performed by such Sellers at the Closing and (C) Sellers are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer Parties set forth in Sections 7.1(a) or 7.1(b) or (ii)(x) Buyer Parties have failed to comply with their obligations to consummate the Closing within two (2) Business Days after the date on which they are obligated to consummate the Closing pursuant to Section 2.7, (y) all the conditions set forth in Article 7, other than the conditions to be satisfied at the Closing, have been and continue to be satisfied or have been waived on the date on which the Closing was to have occurred pursuant to Section 2.7 and (z) Sellers stood ready, willing and able to consummate the Closing throughout such period;

(e)                                  subject to Section 2.5, by Sellers or Buyer Parties if the Walk-Right Amounts exceed the Walk-Right Threshold;

(f)                                   by either Buyer Parties or Sellers upon Notice to the other Parties, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable;

(g)                                  by Sellers, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is one (1) Business Day after the Execution Date, Buyer Parties fail to fund into the Escrow Account the Deposit pursuant to Section 2.8(a); or

(h)                                 by either Buyer Parties or Sellers upon notice to the other Parties, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is eight (8) Business Days after the Execution Date, the Equity Financing has not been consummated.

8.2                               Effect of Termination.

If a Party terminates this Agreement under Section 8.1, then such Party shall promptly give Notice to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 8, Article 10, the provisions of Section 6.4, Section 6.8 and Section 6.9 shall survive termination hereof. No termination of this Agreement pursuant to Section 8.1 and nothing contained in this Section 8.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreements shall not be affected by a termination of this Agreement.

8.3                               Remedies for Termination.

(a)                                 If Sellers have the right to terminate this Agreement pursuant to Section 8.1(d), then Sellers shall be entitled to either (i) terminate this Agreement and each Seller shall receive such Seller’s Pro Rata Portion of the Deposit from the Escrow Agent as liquidated damages, in which case the Parties shall cause the Escrow Agent to release the Deposit to Sellers, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Sellers seek specific performance in accordance with the preceding sentence and specific performance is not granted, Sellers shall have the right to terminate this Agreement and each Seller shall receive such Seller’s Pro Rata Portion of the Deposit from the Escrow Agent as liquidated damages, in which case the Parties shall cause the Escrow Agent to release the Deposit to Sellers. If Sellers terminate this Agreement as described in this Section 8.3(a), upon such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages in clause (i) of this Section 8.3(a) are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers. Buyer Parties waive any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Sellers and Buyer Parties agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(a).

(b)           If Buyer Parties have the right to terminate this Agreement pursuant to Section 8.1(c), then Buyer Parties shall be entitled to (i) terminate this Agreement, receive return of the Deposit from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Deposit to Buyer Parties, and may pursue a claim for actual damages against Sellers, collectively, in an aggregate amount up to the amount of the Deposit, or (ii) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance. In the event Buyer Parties seek specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer Parties shall have the right to terminate this Agreement, receive return of the Deposit from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Deposit to Buyer Parties, and may pursue a claim for actual damages against Sellers, collectively, in an aggregate amount up to the amount of the Deposit. Sellers waive any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer Parties and Sellers agree not to challenge any such equitable relief sought in accordance with this Section 8.3(b).

(c)           If Sellers have the right to terminate this Agreement pursuant to Section 8.1(g), (i) Buyer Parties shall promptly pay to Sellers an amount in cash equal to ten percent (10%) of the Unadjusted Cash Purchase Price and (ii) Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(d)           If Buyer Parties or Sellers terminate this Agreement pursuant to Section 8.1(h), (i) Buyer Parties shall promptly pay to Sellers an amount in cash as set forth in Schedule 8.3(d) in satisfaction of Sellers’ reasonably documented expenses of counsel incurred in connection with this Agreement and the transactions contemplated hereby; (ii) subject to the payment described in clause (i), the Parties shall have no liability or obligation hereunder as a result of such termination; (iii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Deposit to Buyer Parties free and clear of any claims thereon by Sellers and (iv) Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(e)           If this Agreement terminates for reasons other than those set forth in Sections 8.3(a), 8.3(b), 8.3(c) or 8.3(d), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, (ii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Deposit to Buyer Parties free and clear of any claims thereon by Sellers and (iii) Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(f)            Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Interests and Company Assets or Buyer Parties (as applicable) and (ii) an officer of the receiving

Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

ARTICLE 9
Indemnification

9.1          Survival of Representations, Warranties and Covenants.

All representations and warranties set forth in this Agreement (and, in each case, the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 6.1 and Section 6.2 shall survive the Closing until the date that is one hundred and eighty (180) days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided, that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

9.2          Indemnification in Favor of Buyer Parties.

(a)           Subject to the other terms of this Article 9, from and after the Closing Date, each Seller shall indemnify, defend and hold harmless each Buyer Party, its Affiliates, including (from and after the Closing) the Acquired Company, and its and their respective Representatives (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) to the extent arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by such Seller in Article 3 or Article 4 or in the certificate delivered by such Seller pursuant to Section 2.6(a)(iii);

(ii)           any failure or breach of any covenant, agreement or undertaking made by such Seller in this Agreement;

(iii)          Taxes allocable to such Seller under Section 6.10(b) (taking into account, and without duplication of, any such Taxes effectively borne by such Seller as a result of the adjustments under Section 2.2) or paid by such Seller to Buyer Parties pursuant to Section 6.10(b); and

(iv)          the ownership, use or operation of the Excluded Assets

(b)           “Losses” means any and all liabilities, damages, fines, penalties, losses, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)           The Losses of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)           Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) an inaccuracy or breach of a representation or warranty (other than Sections 4.5 or 4.6 or any reference to “Material” in the term “Seller Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 4.6(a) and any reference to “Material” in the term “Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.3          Indemnification Obligations of Buyer Parties.

(a)           Subject to the other terms of this Article 9, from and after the Closing Date, Buyer Parties shall indemnify, defend and hold harmless Sellers, their Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) to the extent arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by Buyer Parties in Article 5 or in the certificate delivered by Buyer Parties pursuant to Section 2.6(b)(iii);

(ii)           any failure or breach of any covenant, agreement or undertaking made by Buyer Parties in this Agreement; and

(iii)          Taxes allocable to Buyer Parties under Section 6.10(b) (taking into account, and without duplication of, any such Taxes effectively borne by Buyer Parties as a result of the adjustments under Section 2.2) or paid by Buyer Parties to Sellers pursuant to Section 6.10(b).

(b)           The Losses of Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)           Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.3, (i) an inaccuracy or breach of a representation or warranty (other than Sections 5.8 and 5.12) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding Section 5.12(a)) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.4          Indemnification Procedure.

(a)           Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer Parties or such applicable Seller, as the case may be (in such capacity, Buyer Parties or such applicable Seller is hereinafter referred to as an “Indemnifying Party”), of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)           No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer Parties (on behalf of the Buyer Indemnified Parties) or a Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

9.5        Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)           Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)           Once a payment is owed and payable as set forth in Section 9.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from a Seller in accordance with this Agreement, then Buyer Parties and such Seller shall execute a Joint Instruction Letter to instruct the Transfer Agent to pay such amount to the Buyer Indemnified Party in the form of Indemnity Units in such Seller’s Indemnity Escrow Account (or, in the event such Seller is listed on Schedule 3.8, Indemnity Units attributable to such Seller as indicated on Exhibit A-1, which shall be paid on a pro rata basis by all Sellers that are not listed on Schedule 3.8) with a total value equal to the amount to be so disbursed (valuing such Indemnity Units at the Per Unit Value). Notwithstanding anything herein to the contrary, no fractional Common Units shall be disbursed from any Indemnity Escrow Account, and, to the extent that any such fractional units would be required to be so disbursed but for this sentence, such fractional units shall be rounded down to the nearest whole number of the applicable Common Units with cash distributed in lieu of such fractional shares.

(c)           Escrow Release.

(i)            On the date that is 180 days after the Closing Date (such date, the “Indemnity Escrow First Release Date”), an amount equal to one-half (1/2) of the balance of the Indemnity Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 with respect to a particular Seller, to the extent such amount exceeds that amount of the Indemnity Escrow Balance to be released pursuant to this Section 9.5(c)(i) (to the extent such claims, if any, remain unresolved), shall be released to the applicable Sellers. Such applicable Sellers and Buyer Parties shall promptly (but in any event within five (5) Business Days of the Indemnity Escrow First Release Date) execute and deliver a Joint Instruction Letter and any other documentation that may be requested by the Transfer Agent to instruct the Transfer Agent to transfer to such Sellers such amount to be released under this Section 9.5(c)(i) through Indemnity Units with a total value equal to the amount to be so released (valuing such Indemnity Units at the Per Unit Value), to an account or accounts designated by such Seller pursuant to the Joint Instruction Letter.

(ii)           On the one (1) year anniversary of the Closing Date (such date, the “Indemnity Escrow Second Release Date”), an amount equal to the balance of the Indemnity Escrow Balance, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 9 with respect to a particular Seller (to the extent such claims, if any, remain unresolved) shall be released to the applicable Sellers. Such applicable Sellers and Buyer Parties shall promptly (but in any event within five (5) Business Days of the Indemnity Escrow First Release Date) execute and deliver a Joint Instruction Letter and any other documentation that may be requested by the Transfer Agent to instruct the Transfer Agent to transfer to such Sellers such amount to be released under this Section 9.5(c)(ii) through Indemnity Units with a total value equal to the amount to be so released (valuing such Indemnity Units at the Per Unit Value), to an account or accounts designated by such Seller pursuant to the Joint Instruction Letter.

(iii)          Upon the resolution of all such outstanding claims described in the first sentence of Section 9.5(c)(ii), each applicable Seller and Buyer Parties shall promptly (but in any event within five (5) Business Days of such resolution) execute and deliver a Joint Instruction Letter and any other documentation that may be requested by the Transfer Agent to instruct the Transfer Agent to transfer to such Seller all Indemnity Units then contained in the Indemnity Escrow Account attributable to such Seller to an account or accounts designated by such Seller pursuant to the Joint Instruction Letter.

9.6          Limits of Liability.

(a)           Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section

9.2(a)(i), or for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars ($100,000) and (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations, the applicable Tax Representations or the Special Warranty of Title. In no event shall Sellers be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

(b)           Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.3(a)(i), or for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) and (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations or the applicable Tax Representations. In no event shall Buyer Parties be liable for any Seller Losses (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Section 9.6) in excess of the Unadjusted Purchase Price.

(c)           Notwithstanding anything to the contrary set forth herein, the obligations and liabilities of each Seller hereunder (including Sellers’ indemnification obligations under this Article 9) are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with any other Seller.

9.7          Sole and Exclusive Remedy.

(a)           From and after the Closing, the remedies set forth in this Article 9 shall, in the absence of Fraud, provide the sole and exclusive remedies of the Parties arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at the Closing by Buyer Parties and Sellers pursuant to Section 2.6(a)(iii) and Section 2.6(b)(iii), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, in the absence of Fraud, from and after the Closing the remedies available in this Article 9 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)           Buyer Parties, on behalf of themselves and all other Buyer Indemnified Parties, further acknowledge and agree that, after the Closing, in the absence of Fraud or as otherwise contemplated in Section 9.6(a), the Indemnity Escrow Balance then held in the Indemnity Escrow Accounts, pursuant to this Agreement and the Escrow Agreement, shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under this Article 9.

9.8          Compliance with Express Negligence Rule.

ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

9.9          Insurance Proceeds.

The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer Parties shall use commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer Parties shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

9.10        Tax Treatment of Indemnity Payments.

For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

9.11        Damages Waiver.

No Indemnifying Party shall have any liability under this Article 9 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

ARTICLE 10
Other Provisions

10.1        Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer Parties, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: Robert@kimbellrp.com

Facsimile: (817) 877-3728

Attention: Robert D. Ravnaas

With a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Email: jason.rocha@bakerbotts.com

Facsimile: (713) 229-2858

Attention: Jason A. Rocha

and

Kelly Hart & Hallman LLP

201 Main Street #2500

Fort Worth, TX 76102

Email: drew.neal@kellyhart.com

Facsimile: (817) 878-9739

Attention: Drew Neal

If to Sellers, to:

Springbok Investment Management, LP
5950 Berkshire Lane, Suite 1250
Dallas, Texas 75225
E-mail: rwatts@springbokenergy.com

Attention: Ryan Watts

and

NGP XI Mineral Holdings, LLC

c/o NGP Energy Capital Management, L.L.C.
2850 N. Harwood Street, 19th Floor

Dallas, Texas 75201
E-mail: jzlotky@ngptrs.com

Attention: General Counsel

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
600 Travis Street, Suite 2100

Houston, Texas 77002

E-mail: mpiazza@willkie.com

Attention: Michael De Voe Piazza

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2        Assignment.

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3        Rights of Third Parties.

Subject to Sections 9.2, 9.3 and 10.11 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

10.4        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5        Entire Agreement.

This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) and the Confidentiality Agreements constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.6        Disclosure Schedules.

Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers or Buyer Parties, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

10.7        Amendments.

This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.8        Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.9        Specific Performance.

The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies; provided, that, notwithstanding anything to the contrary in this Agreement, in no event shall Sellers be entitled to injunctive relief, specific performance, and other equitable remedies against Buyer Parties to cause the Equity Financing to be consummated. Accordingly, subject to the proviso in the preceding sentence, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10      Governing Law; Jurisdiction.

(a)           Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction.

(b)           Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Harris County, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)           Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.10(b).

(d)           JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

10.11      No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.12      Certain Sellers Representative.

(a)           Each of SEFF, SEFFA, SI, JI, KLF, FRC, SSR, VA and SCBV (each of the foregoing, a “SEP Seller”, and collectively, the “SEP Sellers”) has irrevocably constituted and appointed SIM and its successors, acting as hereinafter provided, as such appointing Person’s attorney-in-fact to act on behalf of such Person in connection with this Agreement and the transactions contemplated hereby and acknowledges that such appointment is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and will not be terminated by any act of any SEP Seller or by operation of law, whether by the incapacity of any SEP Seller or by the occurrence of any other event. Each SEP Seller hereby ratifies and confirms the foregoing.

(b)           In furtherance and without limitation of the foregoing, each of the SEP Sellers hereby authorizes SIM to act on its behalf and take any actions (or refrain from taking any action) related to this Agreement and the transactions contemplated by this Agreement, which authority includes, without limitation, the authority to, on behalf of such SEP Seller to (i) make any and all decisions, determinations and elections contemplated by this Agreement or any Transaction Document as being made (or that SEP Sellers are or become (or that any SEP Seller is or becomes) entitled to make hereunder or thereunder or with respect to such purposes or matters), including, without limitation, with respect to any decision to close the transactions contemplated hereby or terminate this Agreement, (ii) execute, provide, deliver and receive, as applicable, all notices, statements, information, reports, consents, approvals and other writings related to this Agreements, the Transaction Documents or such purposes or matters that, in each case, are or may be required or permitted hereunder or under any Transaction Document or with respect to such purposes or matters, (iii) direct payment of any and all amounts payable to SEP Sellers hereunder, under any Transaction Document or with respect to such purposes or matters, (iv) exercise (or waive) any and all rights and remedies (without the joinder or participation of such SEP Seller) of such SEP Seller under this Agreement or any Transaction Document or with respect to such purposes or matters, (v) the submission, handling and settlement of the Closing Statement or Final Closing Statement, the handling and settlement of Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Consents and Preferential Rights, (vi) the negotiation, execution and delivery of any Transaction Document and (vii) all other duties, notices and decision-making rights and responsibilities under this Agreement or any Transaction Document with respect to such SEP Seller. With respect to this Agreement, any Transaction Document and such purposes and matters, all actions of SIM (and any actions that SIM refrains from taking) in its capacity as attorney-in-fact of the SEP Sellers shall be valid and binding for all purposes on each SEP Seller, and each SEP Seller unconditionally ratifies and confirms and agrees to ratify and confirm any such action or inaction by SIM. SIM shall have the sole and exclusive right to act on behalf of any SEP Seller in connection with this Agreement and any Transaction Document, but such right shall not limit Buyer Parties’ rights under any contract, notice, consent, waiver or other document executed or delivered by any SEP Seller (including this Agreement or any Transaction Document).

(c)           Each SEP Seller acknowledges and agrees that (i) Buyer Parties shall be entitled to rely on any action believed in good faith by Buyer Parties to be taken by the SIM, on behalf of such SEP Seller, through the authority described under this Section 10.12 and (ii) Buyer Parties shall be entitled to treat as genuine any contract, notice or document furnished to it by SIM, if Buyer Parties believed in good faith that such contract, notice or document was genuine and to have been signed and presented pursuant to the authority described in this Section 10.12. Buyer Parties shall not be liable to any SEP Seller for any action taken, or omitted to be taken, by Buyer Parties based on any such reliance or treatment. If Buyer Parties receive any conflicting notice, direction or decision from or by any SEP Seller with respect this Agreement or any Transaction Document, Buyer Parties shall be permitted to rely on the notice, direction or decision of SIM and the SEP Sellers shall be bound thereby.

(d)           Notwithstanding anything to the contrary herein, if this Agreement requires an action (or inaction) election, consent, report or communication of any Seller individually or by Sellers collectively, such provision shall be deemed to require that such action (or inaction), election, consent, report or communication be made by SIM and NGP, as applicable, and this Agreement will be construed accordingly.

(e)           For the avoidance of doubt, SIM shall not be the “seller representative” for NGP.]

10.13      No Joint Obligations. It is acknowledged that Buyer Parties are entering into a separate securities purchase agreement with Springbok Energy Partners II Holdings, LLC (the “SEP II SPA”) substantially concurrently with the execution of this Agreement. In addition to, and without any limitation of, the provisions of Section 10.11, it is expressly acknowledged and agreed that:

(a)           except to the extent that a Seller is a party to the SEP II SPA and then only to the extent set forth under the SEP II SPA, no Sellers nor any of their Non-Recourse Parties shall have any liability for any obligations or liabilities arising under the SEP II SPA, and in no event shall any Buyer Indemnified Party seek to enforce the SEP II SPA against, make any claims for breach of the SEP II SPA against, or seek to recover monetary damages from, Sellers or any of its Non-Recourse Parties under the SEP II SPA;

(b)           Except to the extent that a “Seller” (as defined in the SEP II SPA) is a party to the this Agreement and then only to the extent set forth under this Agreement, none of such “Sellers” nor any of their “Non-Recourse Parties” (as defined in the SEP II SPA) shall have any liability for any obligations or liabilities arising under this Agreement, and in no event shall any Buyer Indemnified Party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, such Persons under this Agreement;

(c)           the obligations and liabilities of Sellers or any Seller under this Agreement are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with “Sellers” or any “Seller” (each as defined in the SEP II SPA); and

(d)           the obligations and liabilities of “Sellers” or any “Seller” (each as defined in the SEP II SPA) under the SEP II SPA are several, and are not, and shall not be claimed by any Buyer Indemnified Party to be, joint and several with Sellers or any Seller.

10.14      Legal Representation. Following the Closing, Willkie Farr & Gallagher LLP (“Willkie”) may serve as counsel to Sellers and their Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Sellers and their Non-Recourse Parties shall be solely that of Willkie. Any privilege attaching as a result of Willkie representing Sellers or any of their Affiliates (including the Acquired Company) in connection with this Agreement shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be assigned to and controlled by Sellers; provided, further, that in the event that any dispute arises after the Closing between Buyer Parties or the Acquired Company, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer Parties and the Acquired Company may assert such privilege to prevent the disclosure of any Privileged Communications by Willkie to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Willkie representing the Acquired Company in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Sellers. As to any privileged attorney client communications between Willkie and the Acquired Company prior to the Closing Date (collectively, the “Privileged Communications”), Buyer Parties, together with any of their Affiliates (including after Closing, the Acquired Company), successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by the Acquired Company of the attorney-client privilege of the obligations of confidentiality owed by Willkie to the Acquired Company with respect to matters not regarding this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER PARTIES:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC
Its:	General Partner

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

KIMBELL ROYALTY OPERATING, LLC

By:	/s/ R. Davis Ravnaas
Name: R. Davis Ravnaas
Title: President and Chief Financial Officer

[Signature Page to the Securities Purchase Agreement]

SELLERS:

NGP XI MINERAL HOLDINGS, LLC

By:	/s/ Christopher G. Carter
Name: Christopher G. Carter
Title: Authorized Person

[Signature Page to the Securities Purchase Agreement]

SPRINGBOK ENERGY FEEDER FUND, LLC

By:	Springbok Investment Management, LP
Its:	Manager

By:	Springbok Management GP, Corp.
Its:	General Partner

By:	/s/ Ryan Watts
Name: Ryan Watts
Title: Authorized Officer

SPRINGBOK ENERGY FEEDER FUND A, LLC

By:	Springbok Investment Management, LP
Its:	Manager

By:	Springbok Management GP, Corp.
Its:	General Partner

By:	/s/ Ryan Watts
Name: Ryan Watts
Title: Authorized Officer

SPRINGBOK INVESTMENTS, LLC

By:	/s/ Ryan Watts
Name: Ryan Watts
Title: President

SPRINGBOK CLASS B VEHICLE, LP

By:	Springbok Investment Management Holdings, LLC
Its:	General Partner

By:	/s/ Ryan Watts
Name: Ryan Watts
Title: Sole Member

[Signature Page to the Securities Purchase Agreement]

JASMINE INTERESTS, LLC

By:	/s/ Elizabeth Young
Name: Elizabeth Young
Title: Authorized Person

KLF RED HEAD OIL AND GAS, LLC

By:	/s/ Kristie Ferguson
Name: Kristie Ferguson
Title: Manager

FIELDING AND RITA CLAYTOR

By:	/s/ Fielding Claytor
Name: Fielding Claytor

By:	/s/ Rita Claytor
Name: Rita Claytor

SILVER SPUR RESOURCES, LLC

By:	/s/ Michael Heldoorn
Name: Michael Heldoorn
Title: Manager

VIRGINIA ALTICK

By:	/s/ Virginia Altick
Name: Virginia Altick

[Signature Page to the Securities Purchase Agreement]

Solely for the purposes set forth in Sections 6.20 and 10.12:

SPRINGBOK INVESTMENT MANAGEMENT, LP

By:	Springbok Management GP, Corp.
Its:	General Partner

By:	/s/ Ryan Watts
Name: Ryan Watts
Title: Authorized Officer

[Signature Page to the Securities Purchase Agreement]